                                                                   EXHIBIT 10.2

                                                                   Draft 9/30/95

                    ----------------------------------------

                                PCS NUCLEUS, L.P.

                              AMENDED AND RESTATED
                                  AGREEMENT OF
                               LIMITED PARTNERSHIP

                         DATED AS OF SEPTEMBER 30, 1995

                                     BETWEEN

                           AIRTOUCH PCS HOLDING, INC.

                                       AND

                           U S WEST PCS HOLDINGS, INC.

                    ----------------------------------------

                                TABLE OF CONTENTS

                           (Not part of the Agreement)

Section                                                                            Page
-------                                                                            ----
ARTICLE 1           GENERAL PROVISIONS..........................................    1

         1.1.  Formation and Continuation of the Partnership....................    1
         1.2.  Name ............................................................    2
         1.3.  Principal Place of Business......................................    2
         1.4.  Registered Office; Agent for Service of Process..................    2
         1.5.  Business of the Partnership......................................    2
         1.6.  Term of the Partnership..........................................    3
         1.7.  Qualification of Other Jurisdictions.............................    3
         1.8.  Definitions......................................................    4

ARTICLE 2           MANAGEMENT..................................................   11

         2.1.   Partnership Committee...........................................   11
         2.2.   Partnership Committee Meetings..................................   11
         2.3.   Voting..........................................................   12
         2.4.   No Compensation.................................................   14
         2.5.   Acts by Partners................................................   14
         2.6.   Procedures in the Event of a Dispute............................   15
         2.7.   President-PCS...................................................   15
         2.8.   Business Plan...................................................   15
         2.9.   Budget Approval.................................................   15
         2.10.  Employees and Employee Benefits.................................   16
         2.11.  Access to Books of Account......................................   16
         2.12.  Confidential Information........................................   16
         2.13.  Duty of Partners to Cooperate...................................   18
         2.14.  Agreements with Partnership or Owned Systems....................   18

ARTICLE 3           CERTAIN AGREEMENTS REGARDING OPERATIONS OF THE
                                      PARTNERSHIP AND THE PCS OWNED SYSTEMS.....   19

         3.1.  General; Fiduciary Obligations...................................   19
         3.2.  License Agreements...............................................   20
         3.3.  Services Agreement...............................................   20
         3.4.  PCS Owned Systems................................................   20
         3.5.  System Budget Approval...........................................   20
         3.6.  System Business Plans............................................   20
         3.7.  Management Reports...............................................   21
         3.8.  Financial Statements.............................................   21

ARTICLE 4           CAPITAL CONTRIBUTIONS, WITHDRAWALS AND CAPITAL ACCOUNTS.....   21

         4.1.  Capital Accounts.................................................   21
         4.2.  Initial Contributions of Capital.................................   22
         4.3.  Additional Contributions by Partners.............................   23
         4.4.  Partner Obligations..............................................   24
         4.5.  Withdrawals of Capital Accounts..................................   24
         4.6.  Interest on Capital Accounts.....................................   24
         4.7.  Revaluation of Partnership Assets................................   24
         4.8.  Redetermination of Percentage Interests..........................   25

ARTICLE 5           ALLOCATIONS AND DISTRIBUTIONS...............................   27

         5.1.  Profits and Losses...............................................   27
         5.2.  Distributions....................................................   31

ARTICLE 6           TAX MATTERS AND REPORTS; ACCOUNTING.........................   32

         6.1.  Filing of Tax Returns............................................   32

Section                                                                            Page
-------                                                                            ----
         6.2.  Tax Matters Partner..............................................   32
         6.3.  Tax Reports to Current and Former Partners.......................   32
         6.4.  Accounting Records; Independent Audit............................   33
         6.5.  Fiscal Year......................................................   33
         6.6.  Tax Accounting Method............................................   33
         6.7.  Withholding......................................................   33
         6.8.  Tax Elections....................................................   33
         6.9.  Prior Tax Information............................................   34

ARTICLE 7           INDEMNIFICATION AND EXCULPATION; CERTAIN AGREEMENTS.........   34

         7.1.  Indemnification of the Partners..................................   34
         7.2.  Exculpation......................................................   35
         7.3.  Restrictions on Partners.........................................   35
         7.4.  Outside Activities...............................................   35
         7.5.  Duties of Partners...............................................   36

ARTICLE 8           TERMINATION AND DISSOLUTION.................................   37

         8.1.  Events of Dissolution............................................   37
         8.2.  Bankruptcy of a General Partner..................................   37
         8.3.  Order of Dissolution.............................................   38
         8.4.  Orderly Winding Up...............................................   39
         8.5.  Dissolution Election.............................................   39
         8.6.  Obligation to Restore Deficit Balance............................   40
         8.7.  Termination of Partnership.......................................   40

ARTICLE 9           ADMISSION OF ADDITIONAL PARTNERS............................   40

         9.1.  Admission Procedures.............................................   40

ARTICLE 10          TRANSFER OR ENCUMBRANCE OF INTEREST.........................   41

         10.1.  Restriction on Transfer or Encumbrance..........................   41
         10.2.  Transfer of Partnership Interest to a Wholly Owned
                    Affiliate...................................................   41
         10.3.  Partnership's Redemption Option.................................   41
         10.4.  Spin-off Not Deemed to be a Transfer............................   42
         10.5.  Invalid Transfers Void..........................................   42
         10.6.  Change in Ownership.............................................   42
         10.7.  Proportional Transfers of WMC Interest..........................   42

ARTICLE 11          REGULATORY MATTERS..........................................   42

         11.1.  MFJ Compliance..................................................   43

ARTICLE 12          MISCELLANEOUS...............................................   44

         12.1.  Notices.........................................................   44
         12.2.  Governing Law, etc..............................................   45
         12.3.  Amendments......................................................   45
         12.4.  Entire Agreement................................................   46
         12.5.  Waiver of Partition.............................................   46
         12.6.  Consents........................................................   46
         12.7.  Successors......................................................   46
         12.8.  Counterparts....................................................   46
         12.9.  Severability....................................................   46
         12.10. Survival........................................................   46
         12.11. Arbitration.....................................................   46

                                      -ii-

                                PCS NUCLEUS, L.P.

                        AMENDED AND RESTATED AGREEMENT OF
                               LIMITED PARTNERSHIP

         THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of PCS NUCLEUS, L.P. (the "Partnership") is entered into and effective as of September 30, 1995, by and between AirTouch PCS Holding, Inc., a Delaware corporation ("ATPH"), and U S West PCS Holdings, Inc., a Colorado corporation ("USWPH"), each of which shall be both a general partner and a limited partner as set forth herein (collectively, the "Partners").

         WHEREAS, the Partners or certain of their Affiliates (as hereinafter defined) are parties to an Amended and Restated Joint Venture Organization Agreement of even date herewith;

         WHEREAS, regional and national markets are developing in the wireless communications business, and it is becoming increasingly important to increase the scale and scope of services offered to compete effectively in such markets;

         WHEREAS, the Partners have therefore concluded that it will be in their best interests, and the best interests of the public, to form the Partnership for the purpose of acquiring, owning, operating, managing, maintaining and constructing PCS Systems (as hereinafter defined) and, in furtherance thereof, ATPH and USWPH wish to become partners in the Partnership (as hereinafter defined);

         NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements herein contained and in order to set forth the respective rights, obligations and interests of the Partners to one another and to the Partnership, the Partners hereby agree as follows:

                                    ARTICLE 1

                               GENERAL PROVISIONS

         1.1. Formation and Continuation of the Partnership. The Partnership was heretofore formed under the laws of the State of Delaware on July 25, 1994 pursuant to an agreement of limited partnership, by and between AirTouch Communications, a California corporation, and USW, dated as of July 25, 1994 (the "Original Partnership Agreement"). The Partners hereby amend and restate the Original Partnership Agreement in its entirety, and the Partnership shall continue without dissolution or interruption as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time (the "Act"), and this Agreement. Except as provided in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution, winding up and termination of the Partnership shall be governed by the Act.

         1.2. Name. The name of the Partnership shall be: PCS Nucleus, L.P. The name of the Partnership may be changed by the Partnership Committee.

         1.3. Principal Place of Business. The principal place of business of the Partnership shall be c/o AirTouch Communications, Inc., 2999 Oak Road, Walnut Creek, California 94596. The principal place of business of the Partnership may be changed by the Partnership Committee.

         1.4. Registered Office; Agent for Service of Process. The address of the Partnership's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street,

Wilmington, New Castle County, Delaware 19801. The agent for service of process at such address for the Partnership in the State of Delaware is The Corporation Trust Company. Agents for service of process of the Partnership may be changed by the Partnership Committee.

         1.5.  Business of the Partnership.

         (a) The purpose of the Partnership is to acquire, own, lease, operate, manage and maintain PCS Systems or interests in PCS Systems; to provide the services which may from time to time be offered, and to engage in the resale of wireless voice and data communications services, utilizing the frequencies allocated by the FCC for PCS Systems; to make and prosecute any and all applications for or renewals of licenses for PCS Systems; to design, construct and develop PCS Systems; and to engage in other businesses utilizing, to the extent of cell sites, mobile telephone switching offices, computer programs or other aspects specific to PCS Systems, the Partnership's then existing business infrastructure or communications network (the "Partnership Business"). In connection therewith and subject thereto, the Partnership shall have the power:
(i) to enter into leases for, or purchase properties necessary for, antennae, base stations and office sites; (ii) to construct improvements in, furnish and equip the sites; (iii) to acquire or lease all equipment, supplies and services necessary for the design, development, construction, ownership, operation, management and maintenance of PCS Systems; (iv) to borrow or raise money necessary for the acquisition, design, development, construction, ownership, operation, management and maintenance of PCS Systems; (v) to use any contributions from the Partners for such purposes; (vi) to execute any documents required in connection with the foregoing; (vii) to do any and all acts and things which may be necessary, incidental or convenient to carry on the Partnership Business as contemplated by this Agreement; and (viii) to take any other action permissible under the Act in connection with the Partnership Business. The Partnership may engage in any business other than the Partnership Business as the Partnership Committee may determine. Notwithstanding anything to the contrary herein, the Partnership shall not acquire, own, lease, operate, manage or maintain PCS Systems outside of the 50 states of the United States, the District of Columbia, Puerto Rico, the Gulf of Mexico and Guam.

         (b) Subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out the foregoing purposes. Without limiting the foregoing, the Partnership may, subject to the terms of this
Agreement:

             (i) enter into license agreements, service contracts or other contractual relationships with WMC;

             (ii) acquire, sell, lease, exchange, transfer, assign, encumber, pledge or mortgage securities and assets in PCS Systems (or licenses or permits therefor) or otherwise exercise all rights, powers, privileges and other incidents of ownership or possession with respect to such securities and assets;

             (iii) borrow or raise money and secure the payment of any obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the assets of the Partnership;

             (iv) engage personnel, whether part-time or full-time, to do such acts as are necessary or advisable in connection with the maintenance, operation and administration of the Partnership and its investments (avoiding redundancies with the staff and operations of WMC); and

             (v) engage attorneys, independent accountants, investment bankers, consultants or such other Persons as are necessary or advisable.

         (c) Notwithstanding the foregoing, the Partnership will not, directly or indirectly, engage in any act that would put the Partnership, or any Partner, in violation of the MFJ. For example, the Partnership will not engage in any activity that would constitute the provision of interexchange (interLATA) telecommunications service, the provision of telecommunications equipment, or the manufacture of a telecommunications product (all as defined by the MFJ, the Decree Court, or both), unless any such activity has been the subject of a waiver or other legislative or court relief, or the MFJ otherwise ceases to apply to the activities of the Partnership.

         1.6. Term of the Partnership. The term of the Partnership shall commence on the date the Certificate of Limited Partnership of the Partnership is filed in the office of the Secretary of State of the State of Delaware, and shall continue through the 99th anniversary thereof, unless earlier dissolved as provided in Section 8.1. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Partnership's Certificate of Limited Partnership.

         1.7. Qualification of Other Jurisdictions. The General Partners shall cause the Partnership to be qualified, formed, or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or engages in activities if such qualification, formation or registration is necessary to permit the Partnership lawfully to own property and engage in the Partnership's business or transact business. The General Partners shall execute, file and publish all such certificates, notices, statements or other instruments necessary to permit the Partnership to engage in the Partnership's business as a limited partnership in all jurisdictions where the Partnership elects to engage in or do business.

         1.8. Definitions. (a) For purposes of this Agreement the following terms have the following meanings (unless indicated otherwise, all Article and Section references are to Articles and Sections in this Agreement, and all Schedule references are to Schedules to this Agreement):

         "Additional Partner" means any additional Person admitted to the Partnership pursuant to Article 9.

         "Adjusted Capital Contributions" means, for each Partner, the cumulative amount of such Partner's contributions to the Partnership which for purposes of this definition shall be equal to the sum of (i) the amount of cash and the Fair Market Value of any other property, plus (ii) such Partner's share of the cumulative amount of Adjusted Revaluation Gain plus (iii) 7.5% of the cumulative amount of such Partner's Make-Up Contributions which relate to another Partner's Defaulted Contributions, less (iv) such Partner's share of the cumulative amount of Adjusted Revaluation Loss, less (v) 7.5% of such Partner's Defaulted Contributions. "Adjusted Capital Contributions" shall also be reduced by (or, if appropriate, shall not include) the amount of cash and the Fair Market Value of any property (determined in accordance with Section 4.9 as of the date of distribution) distributed by the Partnership to such Partner in redemption of a portion (but not all) of such Partner's interest in the Partnership (including any distribution pursuant to Section 5.2(d) hereof).

         "Adjusted Revaluation Gain" or "Adjusted Revaluation Loss" means, respectively, the Revaluation Gain or Revaluation Loss, as the case may be, with respect to an asset being revalued which would have arisen had the basis used in computing Revaluation Gain or Revaluation Loss been equal to the Capital Account book basis of such asset immediately following the later of its contribution or acquisition or any immediately preceding revaluation under Section 4.7 hereof.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified; provided, however, that (i) the Partnership shall not be deemed to be an Affiliate of ATPH, USWPH or any of their respective Affiliates,
(ii) any wireline cable television company in which USW and its Affiliates do not have an ownership interest in excess of 50% shall not be considered an Affiliate of USW, and (iii) Cellular Communications, Inc. ("CCI"), a Delaware corporation, shall not be considered an Affiliate of ATI until such time, if ever, as ATI shall be entitled to exercise full discretion with respect to voting the shares of common stock of CCI beneficially owned by ATI (other than shares of common stock of CCI beneficially owned by ATI by virtue of its ownership of the Class A Preference Stock of CCI). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote in excess of 50% of the Voting Stock of such Person, or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Agreement" means this Agreement of Limited Partnership of the Partnership, as it may be amended, supplemented or restated from time to time.

         "Appraiser" means any of the First Appraiser, the Second Appraiser and the Third Appraiser as defined in Section 4.9 hereof.

         "Appraiser's Certificate" means a certificate prepared by an Appraiser, executed on behalf of an Appraiser by a duly authorized officer thereof, and setting forth such Appraiser's opinion as to the Fair Market Value of an asset.

         "ATI" means AirTouch Communications, Inc., a Delaware corporation.

         "Attributed Entity" means, with respect to any Partner, any Person whose ownership of Systems (or licenses or permits therefor) would be attributable, in whole or in part, to such Partner under applicable FCC regulations.

         "Bankruptcy" of a Partner means (i) the filing by such Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law, or such Partner's filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Partner of any assignment for the benefit of its creditors or the admission by such Partner in writing of its inability to pay its debts as they mature or (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of such Partner, or an involuntary petition seeking liquidation, reorganization, arrangements, composition, dissolution or readjustment of its debts or similar relief under any bankruptcy or insolvency law; provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

         "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended.

         "Budget" means a one-year revenue, expense and capital expenditure budget for the Partnership, as it may be amended from time to time in accordance with the terms of this Agreement.

         "Business Plan" means a five-year business plan for the Partnership, as it may be amended from time to time in accordance with the terms of this

Agreement, which shall include (i) an annual operating budget for each year contemplated in the business plan; (ii) a five-year financial plan for the Partnership; and (iii) a general description of the key underlying assumptions and key strategies.

         "Capital Account" means the capital account maintained by the Partnership for each Partner as described in Section 4.1.

         "CECO" means the Civil Enforcement Consent Order entered by the Decree Court on February 2, 1989.

         "CECO Decree Committee" means the committee created by USW pursuant to the CECO for the review of USW's business activities.

         "Change of Control" has the meaning set forth in the Amended and Restated Investment Agreement dated as of September 30, 1995, by and between ATI and USW, as amended, modified or supplemented from time to time.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means all confidential documents and information (including, without limitation, confidential commercial information and information with respect to customers and proprietary technologies or processes and the design and development of new products or services) concerning the Partnership, WMC, the PCS Owned Systems, other PCS Systems in which the Partnership has an ownership interest, the Partners or their Affiliates furnished to a Partner in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, WMC, the PCS Owned Systems, or other PCS Systems in which the Partnership has an ownership interest or their respective businesses, except to the extent that such information can be shown to have been (a) generally available to the public other than as a result of a breach of the provisions of Section 2.12 of this Agreement; (b) already in the possession of the receiving Person or its Representatives (as such term is defined in Section 2.12 hereof) without restriction and prior to any disclosure in connection with the Partnership or pursuant to any of the terms of this Agreement; (c) lawfully disclosed to the receiving Person or its Representatives by a third party who is free lawfully to disclose the same; or (d) independently developed by the receiving Person without use of any Confidential Information obtained in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, WMC, the PCS Owned Systems and other PCS Systems in which the Partnership has an ownership interest, or their respective businesses.

         "Decree Court" means the court having original jurisdiction over MFJ waivers.

         "Defaulted Contributions" means, for each Partner, the cumulative amount of any capital contributions required to be made under Section 4.3(a), which have not been made by such Partner prior to expiration of the 15-day grace period provided for in Section 4.3(b), regardless of whether such amounts are thereafter contributed; provided that such capital contributions had been specifically identified as to use (i) in a Budget approved pursuant to Section 2.9(a), (ii) in a Budget for the following year approved pursuant to Section 2.9(b) or (iii) by other action of the Partnership Committee.

         "Effective Date" means July 25, 1994.

         "EO" means the Enforcement Order entered by the Decree Court on February 15, 1991.

         "Fair Market Value" means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm's-length negotiated transaction with an unaffiliated third party without time constraints.

         "FCC" means the Federal Communications Commission or any successor agency or entity performing substantially the same functions.

         "GAAP" means generally accepted accounting principles.

         "General Partner" means each of ATPH and USWPH, and includes any Person who becomes an Additional General Partner of the Partnership or a Substitute General Partner of the Partnership pursuant to the provisions of this Agreement.

         "General Partner Percentage Interest" means, with respect to any Partner, the Percentage Interest of such Partner as a General Partner of the Partnership. The initial General Partner Percentage Interest of each Partner is set forth on Schedule 1.

         "License Agreement" means an agreement to be entered into by the Partnership and WMC as contemplated by Section 3.2 hereof and incorporating such terms and conditions as may be approved by WMC, taking into account the terms and conditions set forth in Exhibit A to the WMC Agreement and all other relevant facts and circumstances.

         "Limited Partner" means each of ATPH and USWPH, and includes any Person admitted as an Additional Limited Partner of the Partnership or a Substitute Limited Partner of the Partnership pursuant to the provisions of this Agreement.

         "Limited Partner Percentage Interest" means, with respect to any Partner, the Percentage Interest of such Partner as a limited partner of the Partnership. The initial Limited Partner Percentage Interest of each Partner is set forth on Schedule 1.

         "Make-Up Contributions" means, for each Partner, the amount of any capital contribution made by such Partner which such Partner is permitted, but not required, to make under Section 4.3(b) upon failure of another Partner to make a required capital contribution.

         "MFJ" means the Modification of Final Judgment entered in United States v. AT&T, 552 F. Supp. 131 (D.D.C. 1982), and as subsequently modified from time to time, or any legislative scheme embodying substantially similar restrictions.

         "MFJ Compliance Committee" means the committee created by USW pursuant to the EO for the review of USW's business practices.

         "MFJ Restricted Activity" means an activity or business the undertaking of which by the Partnership would cause the Partnership, or any Partner, to be in violation of the MFJ.

         "Net Operating Available Cash" means at the time of determination, (a) all cash and cash equivalents on hand in the Partnership, less (b) the Forecast Cash Requirements, if any, of the Partnership, as determined by the Partnership Committee in a manner consistent with an Approved Budget. For purposes of this definition, "Forecast Cash Requirements" means, for the four-month period following the date of determination, the excess, if any, of (a) forecast capital expenditures, capital contributions to other entities and other investments, acquisitions, cash income tax payments and debt service (including principal and interest) requirements and other non-cash credits to income, plus forecast cash reserves for future operations or other requirements, over (b) forecast net income of the Partnership, plus the sum of forecast depreciation, amortization, interest expenses, income tax expenses and other non-cash charges to income, in each case to the extent deducted in determining such net income, plus or minus forecast changes in working capital, plus the forecast cash proceeds of dispositions of assets (net of expenses), plus an amount equal to the forecast net proceeds of debt financings.

         "Organization Agreement" means the Amended and Restated Joint Venture Organization Agreement, dated as of September 30, 1995, between USW and ATI, as amended, modified or supplemented from time to time.

         "Organizational Expenses" shall mean organizational expenses as defined under Code Section 709 of the Internal Revenue Code.

         "Parent Entity" means, ATI or USW and their respective successors and assigns, whether by means of merger, spinoff in accordance with Section
10.4. hereof or otherwise.

         "Partner" means ATI or USW and any Additional or Substitute General Partner or Limited Partner of the Partnership. ATPH and USWPH shall be admitted as Partners of the Partnership on the date hereof. A Person who is not admitted on the date hereof as a partner of the Partnership shall be deemed admitted as a Partner upon satisfaction of the requirements of Section 9.1 of this Agreement upon execution by or on behalf of such Person of this Agreement or a counterpart hereof.

         "Partnership Interest" means, for each Partner separately, all of the Partner's interest in, and rights and obligations in connection with, the Partnership whether as a General Partner or Limited Partner.

         "PCS" means those commercial mobile radio services offered by a PCS System.

         "PCS Owned System" means any PCS System (a) in which the Partnership owns, directly or indirectly, an equity interest, or which is leased by the Partnership, and (b) with respect to which the Partnership possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "PCS Service" means the provision of any commercial mobile radio service by a PCS System, including the resale of such service.

         "PCS System" means a radio communications system authorized under the rules for broadband personal communications services designated as Subpart E of
Part 24 of the FCC's rules in effect on the Effective Date, or any revision thereto or successor thereof which may be in effect from time to time, including the network, marketing, distribution, sales, customer interface and operations functions relating thereto, or any business or enterprise which resells PCS services.

         "Percentage Interest" means, for each Partner, the quotient obtained by dividing (i) such Partner's Adjusted Capital Contributions by (ii) the aggregate Adjusted Capital Contributions for all Partners, as adjusted from time to time pursuant to Section 4.8 hereof. The initial General Partner and Limited Partner Percentage Interests of the Partners are set forth on Schedule 1

         "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

         "Primeco" means PCS Primeco, L.P., a Delaware limited partnership.

         "Primeco Agreement" means the Agreement of Limited Partnership of PCS Primeco, L.P. dated as of October 20, 1994, between PCS Co. and this Partnership, as amended, modified or supplemented from time to time.

         "Prime Rate" means the rate announced, from time to time, by Bank of America NT&SA at its home office as its prime rate.

         "Revaluation Gain" means the amount of gain which would have been realized had there been a taxable disposition of any Partnership asset being revalued under Section 4.7 for an amount of cash equal to such asset's then Fair Market Value, determined in accordance with the provisions of Section 4.9 hereof.

         "Revaluation Loss" means the amount of loss which would have been realized had there been a taxable disposition of any Partnership asset being revalued under Section 4.7 for an amount of cash equal to such asset's then Fair Market Value, determined in accordance with the provisions of Section 4.9 hereof.

         "Services Agreement" means an agreement to be entered into by the Partnership and WMC as contemplated by Section 3.2 hereof and incorporating such terms and conditions as may be approved by WMC, taking into account the terms and conditions of the Phase I Services Agreement (as defined in the WMC Agreement) and all other relevant facts and circumstances.

         "Substitute Partner" means any Person admitted to the Partnership pursuant to Article 10.

         "System" means a Cellular System (as defined in the WMC Partnership Agreement), an ESMR System (as defined in the WMC Partnership Agreement), or a PCS System, or any business or enterprise which resells to Cellular, ESMR an PCS Services (each as defined in the WMC Partnership Agreement) provided by any of the foregoing.

         "Tax Matters Partner" means the Tax Matters Partner of the Partnership as referred to in Section 6.2.

         "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments) and "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         "USW" means U S WEST, Inc., a Colorado corporation.

         "Voting Stock" means capital stock issued by a corporation, or comparable interests in any other Person, the holders of which are ordinarily entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

         "Wholly Owned Affiliate" means, as to any Person, an Affiliate of such person all of the equity interests of which are owned, directly or indirectly, by a Partner, by another Wholly Owned Affiliate of such Person or by the Parent Entity thereof.

         "Wireless Assets" means, with respect to any Partner, all of such Partner's interests in WMC, such Partner's Phase II Assets and Scheduled Phase II Related Assets (each as defined in the WMC Partnership Agreement) and the Partnership.

         "WMC" means WMC Partners, L.P., a Delaware limited partnership, or any successor thereto.

         "WMC Partnership Agreement" means the Amended and Restated WMC Partners, L.P. Agreement of Limited Partnership, dated as of September 30, 1995, among members of the ATI Group and members of USW Group, as amended, modified or supplemented from time to time.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

                           Term                           Section
                           ----                           -------
                           Approved Budget                 2.9(a)
                           Approved Business Plan          2.8(a)
                           Act                                1.1
                           Affiliate Transferee           10.2(a)
                           Default Fees                    4.3(b)
                           Indemnified Party                  7.1
                           Late Fees                       4.3(a)
                           LEC Affiliates                  2.3(d)
                           Member                          2.1(a)
                           Partial Interest               10.2(b)
                           Partnership Business            1.5(a)
                           Partnership Committee           2.1(a)
                           Related Party Agreement        2.14(a)



                                    ARTICLE 2

                                   MANAGEMENT

         2.1.     Partnership Committee.

         (a) The partnership committee of the Partnership (the "Partnership Committee") shall be composed of three individuals appointed by each General Partner (collectively the "Members" and individually a "Member"), or such lesser number of Members as may be determined by a vote of the Members representing each General Partner; provided that any Affiliate Transferees pursuant to
Section 10.2 shall not be entitled separately to designate Members. Each Member shall be an officer or employee of a Partner or an Affiliate thereof.

         (b) Effective upon the giving of notice thereof to the other Partners, any General Partner may, at any time, in its sole discretion, replace any or all of its appointed Members with other individuals and may designate one or more alternates for any or all of its Members. Each Member shall serve on the Partnership Committee until his successor is appointed, or until his earlier death, resignation or removal. Effective upon a General Partner ceasing to be a general partner of the Partnership, the Members representing such General Partner on the Partnership Committee shall cease to be Members.

         (c) Except as otherwise required by the Act, no vote or approval by any Limited Partner shall be required under this Agreement for the taking of an action, including without limitation the amendment of this Agreement, and the Percentage Interest of any Limited Partner who is not also a General Partner shall not be included in any calculation of a Partner's Percentage Interest entitled to vote on any matter.

         (d) The Partnership Committee shall cause the Partnership to fulfill the Partnership's obligations under this Agreement, the License Agreement, the Services Agreement and the Organization Agreement, and to enforce all rights of the Partnership under this Agreement, any License Agreement, any Services Agreement and the Organization Agreement.

         2.2.     Partnership Committee Meetings.

         (a) The Partnership Committee shall hold regular meetings (at least quarterly) at such time and place as shall be determined by the Partnership Committee (or by the Chairman of the Partnership Committee). Special meetings of the Partnership Committee may be called at any time by any General Partner by delivering a notice of meeting in accordance with Section 2.2(g) hereof. Each General Partner shall be limited to calling two special meetings per year.

         (b) The Chairman of the Partnership Committee shall be appointed by the Partnership Committee from time to time. The Chairman shall establish the agendas for, and regulate the proceedings of, meetings of the Partnership Committee, but must include on such agendas matters requested by any General Partner in writing received at least two business days in advance of any meeting.

         (c) Members may participate in a meeting of the Partnership Committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

         (d) Any action required or permitted to be taken at any meeting of the Partnership Committee may be taken without a meeting upon the unanimous written consent of the Members representing each General Partner.

         (e) The Partnership Committee shall appoint a Secretary from time to time. The Secretary shall keep written minutes of all Partnership Committee meetings. A duplicate copy of such minutes shall be provided to the Chairman of the Partnership Committee and to each Member.

         (f) A Member shall have the right to designate an alternate to attend meetings of the Partnership Committee, in stead and in place of such Member, and to exercise all of the functions of such Member. Any such alternate shall be an officer or employee of a Partner or an Affiliate thereof. Any such alternate shall be deemed to be a Member for all purposes hereunder until such designation is revoked.

         (g) Notice of each regular meeting and each special meeting of the Partnership Committee shall be given to each Member at least three business days before such meeting. Notices of special meetings shall contain a description, in reasonable detail, of the items of business to be conducted at such meeting and no business other than those items (unless expressly agreed to by Members representing each of the General Partners whose Members are entitled to vote thereon) may be conducted at such special meeting. The notice provisions of this
Section 2.2(g) shall be waived upon either the signing of a written waiver thereof or attendance at a meeting by Members representing each General Partner.

         2.3.     Voting.

         (a) On any matter on which a vote of the Partnership Committee is taken, the Members representing a General Partner, if more than one Member has been designated and is present at a meeting, shall vote the entire Percentage Interest of such Partner (whether as a general partner or a limited partner of the Partnership) as a single bloc. Any action that may be taken by the Partnership Committee shall require the affirmative vote of Members representing each of the General Partners entitled to vote thereon; provided that in the event that all Members representing any General Partner shall abstain from the vote on any matter (because of a conflict of interest or for any other reason), the outcome of such vote shall be determined by the affirmative vote of Members representing the other General Partners entitled to vote on such matter, and such vote shall constitute the act of the Partnership Committee with respect to such matter. A quorum of any meeting of the Partnership Committee shall require the presence of at least one Member representing each General Partner entitled to vote thereon.

         (b) Except as reserved herein for, or otherwise delegated to, the General Partners or the President-PCS, the Partnership Committee shall have authority and discretion to act on behalf of the Partnership on all matters that a board of directors of a Delaware corporation would have, including, without limitation, on the matters set forth elsewhere herein and with respect to the following matters:

               (i) any amendment of this Agreement;

              (ii) a determination to engage in any business other than the Partnership Business;

             (iii) except as provided in Article 10, the admission of any Additional General and Limited Partners to the Partnership;

              (iv) the dissolution or liquidation of the Partnership;

               (v) a merger or consolidation of the Partnership with or into another Person, or the sale of all or substantially all of the Partnership's assets;

              (vi) the approval of Budgets and Business Plans, and material amendments or revisions thereto;

             (vii) a determination to require additional capital contributions within any fiscal year; provided that capital contributions specifically identified in an Approved Budget shall not require a further vote of the Partnership Committee pursuant to this clause
         (vii);

            (viii) except as provided in Section 2.14(b) hereof or as contemplated by an Approved Budget, the entering into of any

         Related Party Agreement;

              (ix) the authorization of the incurrence by the Partnership of indebtedness for borrowed money not otherwise specifically identified in an Approved Budget;

               (x) the authorization of any acquisition or disposition of assets not otherwise specifically identified in an Approved Budget;

              (xi) determinations of PCS auction strategy, including the identification of target PCS markets and bidding ranges;

             (xii) the delegation of powers and authority of the Partnership Committee to the President-PCS; and

            (xiii) any distribution to the Partners of Partnership assets, other than Net Operating Available Cash or distributions of Special System Assets pursuant to Section 5.2(d), not otherwise contemplated in an Approved Budget.

Each Partner, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the Members of the Partnership Committee, and to the actions and decisions of such Members within the scope of such Members' authority as provided herein and in accordance with the License Agreement and Services Agreement.

         (c) The Partnership Committee shall receive such reports and information from the President-PCS as are usually provided to the board of directors of a publicly held Delaware corporation.

         (d)(i) Notwithstanding the foregoing, Members of the Partnership Committee designated by USWPH shall not be entitled to participate in discussions of or votes of the Partnership Committee specifically relating to the Partnership's then existing or planned operations in any market served by a local exchange carrier Affiliate of USW (a "LEC Affiliate"), if such existing or planned operations of the Partnership could reasonably be expected to compete or conflict with, in any material respect, the then existing or planned wireless communications operations owned or conducted by USW's LEC Affiliates in such market. Nothing in this Section 2.3(d) shall restrict the manner in which Members designated by USWPH shall participate in deliberations, discussions or votes of the Partnership Committee with respect to the Budget or Business Plan of the Partnership; provided that such Members shall act in good faith and in the best interests of the Partnership without regard to any such competitive considerations. USW agrees that no Member designated by USWPH shall participate in decisions regarding the existing or planned wireless communications operations of USW's LEC Affiliates, whether through the furnishing of advice or information or otherwise, it being understood that certain Members designated by USWPH may have ultimate responsibility for those who participate in such decisions (and that such Members shall not be deemed to have participated in such decision solely by virtue of having such ultimate responsibility).

         (ii) Without limitation of the obligations of USWPH under Section 2.12, neither USWPH nor any Members appointed by USWPH shall provide to any LEC Affiliate operating data or financial or other information with respect to the Partnership's existing or planned operations in the local exchange markets of such LEC Affiliate.

         2.4. No Compensation. No Member shall be compensated for his services as a member of the Partnership Committee from the assets of the Partnership, nor shall such Member be reimbursed by the Partnership for out-of-pocket expenses incurred in connection therewith.

         2.5. Acts by Partners. Other than actions of the Tax Matters Partner pursuant to Sections 6.1 and 6.2 hereof, no Partner shall take, or commit the Partnership to take, any action, either in its own name in respect of the Partnership or in the name of the Partnership, without the prior approval of the Partnership Committee.

         2.6.    Procedures in the Event of a Dispute.

         (a) In cases where the Members are unable to reach agreement on the matters specified in Section 2.3(b)(vi) or (xi) above, the dispute shall be resolved in the following manner:

             (i) First, the General Partners shall refer the disputed matter to the Chairmen of their respective publicly held Parent Entities in an attempt to reach a resolution; and

            (ii) Second, if the Chairmen are unable to resolve a disputed matter within 60 days after the referral to them of a dispute (or such longer period of time as to which the Chairmen mutually agree in writing), the dispute shall be submitted to the respective Boards of Directors of the General Partners' publicly held Parent Entities in an attempt to reach a resolution.

         2.7.     President-PCS.

         The President-PCS shall have authority and discretion comparable to that of a chief executive officer of a publicly held Delaware corporation of similar size to direct and control the business and affairs of the Partnership, including its day-to-day operations, in a manner consistent with the Approved Business Plan and the Approved Budget, and in accordance with any License Agreement and Services Agreement in effect from time to time (and the directives of WMC thereunder). The President-PCS shall be an employee (who may be seconded to WMC from USW or ATI) and executive officer of WMC and shall report to the President of WMC. The President of WMC shall have the exclusive authority to appoint and remove the President-PCS. Each Partner, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the President-PCS and to WMC hereunder and pursuant to any License and Services Agreements, and to the actions and decisions of the President-PCS and WMC within the scope of such authority.

         2.8. Business Plan. The President-PCS shall submit to the Partnership Committee a Business Plan for the Partnership, not less frequently than annually, at least 60 days prior to the start of the first fiscal year covered by such Business Plan. Each Business Plan shall be consistent with any License Agreement and Services Agreement in effect from time to time (and the directives of WMC thereunder). Each such Business Plan shall be considered at the first meeting of the Partnership Committee following its submission and shall be subject to the approval of the Partnership Committee. Any such Business Plan (or any amendment thereto) which is approved by the Partnership Committee shall be considered approved for all purposes of this Agreement until amended or replaced (an "Approved Business Plan").

         2.9.  Budget Approval.

         (a) The President-PCS shall include in his submission of the Business Plan a Budget in respect of the Partnership for the next fiscal year, including an income statement, balance sheet and capital budget prepared on an accrual basis for the Partnership for the forthcoming fiscal year and a cash flow statement which shall show in reasonable detail the receipts and disbursements (including without limitation, the anticipated distributions) projected for the Partnership for the forthcoming fiscal year and the amount of any corresponding cash deficiency or surplus, and the amount and due dates of all required capital contributions, if any. Each such Budget shall be prepared on a basis consistent with the Partnership's financial statements prepared in accordance with the provisions of Section 6.4 hereof and the Approved Business Plan. Each such Budget shall be consistent with any License Agreement and Services Agreement in effect from time to time (and the directives of WMC thereunder). If requested by any Member, the President-PCS shall promptly meet with the Partnership Committee for the purpose of discussing such Budget. Each such Budget shall be considered at the first meeting of the Partnership Committee following submission thereof. Any such Budget (or any amendment thereto) which is approved by the Partnership Committee shall be considered approved for all purposes of this Agreement until amended or replaced (an "Approved Budget").

         (b) If for any fiscal year no new Budget is agreed upon by the Partnership Committee, then for such fiscal year the Partnership shall be managed in a manner consistent with the forecasts for such fiscal year included in the then Approved Business Plan (such forecasts, as they relate to either of the two years following a year in which a Budget has been approved pursuant to
Section 2.9(a), being deemed to be for all purposes of this Agreement an Approved Budget), as adjusted by the President-PCS to reflect the Partnership's contractual obligations for such year and other changes resulting from the passage of time or the occurrence of events beyond the control of the Partnership.

         2.10. Employees and Employee Benefits. The compensation program, benefit plans and personnel policies of the Partnership shall be in accordance with an agreement to be entered into by and among USW, ATI and the Partnership.

         2.11. Access to Books of Account. Notwithstanding any other provision of this Agreement, each Partner shall have the right at all reasonable times during usual business hours to audit, examine, and make copies or extracts of or from the complete books of account of the Partnership, including but not limited to the books and records maintained in accordance with
Section 6.4 and all other books and records of the Partnership. Such right may be exercised through any agent or employee of such Partner designated by it or by independent certified public accountants or counsel designated by such Partner. Each Partner shall bear all expenses incurred in any examination made for such Partner's account.

         2.12.  Confidential Information.

         (a) Each Partner shall, and shall cause each of its Affiliates, and its and their respective partners, shareholders, directors, officers, employees and agents (collectively, "Representatives") to, keep secret and retain in strictest confidence, except as provided in subsection (c) hereof, any and all Confidential Information and shall not distribute, disseminate or disclose such Confidential Information, and shall cause its Representatives not to distribute, disseminate or disclose such Confidential Informa- tion, except to (i) the Partnership, WMC or any PCS Owned System and their respective agents, (ii) any lender to the Partnership, WMC or any PCS Owned System, (iii) any Partner, WMC or any of their respective Affiliates or other Representatives on a "need to know" basis in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, WMC, the PCS Owned Systems and their respective businesses, or (iv) any other Person that agrees in writing to keep in confidence such Confidential Information in accordance with the terms of this Section 2.12, and such Partner disclosing Confidential Information pursuant to this Section 2.12 shall use, and shall cause its Affiliates and other Representatives to use, such Confidential Information only for the benefit of the Partnership in conducting the Partnership Business or for any other specific purposes for which it was disclosed to such party; provided that the disclosure of financial statements of, or other information relating to, the Partnership shall not be deemed to be the disclosure of Confidential Information (i) to the extent that any Partner is required by law or GAAP to disclose such financial statements or other information or (ii) to the extent that in order to sustain a position taken for tax purposes, any Partner deems it necessary and appropriate to disclose such financial statements or other information. All Confidential Information disclosed in connection with the Partnership or pursuant to this Agreement shall remain the property of the Person whose property it was prior to such disclosure.

         (b) No Confidential Information regarding the plans or operations of any Partner or any Affiliate thereof received or acquired by or disclosed to any unaffiliated Partner or Affiliate thereof in the course of the conduct of Partnership Business, or otherwise as a result of the existence of the Partnership, may be used by such unaffiliated Partner or Affiliate thereof for any purpose other than for the benefit of the Partnership in conducting the Partnership Business. The Partnership and each Partner shall have the affirmative obligation to take all necessary steps to prevent the disclosure to any Partner or Affiliate thereof of information regarding the plans or operations of such Partner and its Affiliates in markets and areas in which any other Partner and the unaffiliated Partner and their respective Affiliates compete in the provision of telecommunications services.

         (c) In the event that a Partner or anyone to whom a Partner transmits any Confidential Information becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to disclose any of the Confidential Information, such Partner will use its best efforts to provide the other Partners and the Partnership with prompt written notice prior to disclosure (not less than 24 hours) so that the other Partners and the Partnership or WMC may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Partnership,

WMC and the other Partners waive compliance with the provisions of this Section 2.12, the Partner or Person who is compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information which (based on the advice of counsel) it is legally required to disclose and will exercise its best efforts to obtain reliable assurance that protective treatment will be accorded the Confidential Information.

         (d) Each Partner who ceases to be such will, and will cause its Affiliates and representatives to, maintain the confidentiality required by this
Section 2.12 and to destroy or return upon request, all documents and other materials, and all copies thereof, obtained by such Partner or on its behalf from any of the Partnership, WMC or the other Partners or any of their Affiliates in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Partnership, WMC, and the PCS Owned Systems or their respective businesses that are subject to such confidentiality obligations. The obligations under this Section 2.12 shall survive the termination of the Partnership for a period of five years.

         (e) To the fullest extent permitted by law, if a Partner or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, this
Section 2.12, the other Partners and the Partnership shall have the right and remedy to have this Section 2.12 specifically enforced by any pursuant to the provisions of the Arbitration Agreement referred to in Section 12.11, it being acknowledged and agreed that money damages will not provide an adequate remedy to such other Partners or the Partnership. Nothing in this Section 2.12 shall be construed to limit the right of any Partner or the Partnership to collect money damages in the event of breach of this Section 2.12.

         2.13. Duty of Partners to Cooperate. Each Partner will, to the extent permitted by applicable law and consistent with this Agreement, furnish such information, execute such applications and similar documents as are required by governmental authorities, and take such other action reasonably requested by the Partnership Committee and as may be necessary or reasonably desirable in connection with the business of the Partnership.

         2.14.  Agreements with Partnership or Owned Systems.

         (a) Any Partner or any Affiliate thereof may enter into and maintain in effect any contract, agreement, transaction or relationship between such Partner or Affiliate and the Partnership or any PCS Owned System (a "Related Party Agreement") on terms and conditions approved by the Partnership Committee (by vote of Members representing each General Partner other than the Partner interested in such Related Party Agreement) and may derive and retain profits therefrom.

         (b) Notwithstanding the foregoing, each General Partner and each Member of the Partnership hereby approves, and authorizes the Partnership to enter into:

                  (i) Related Party Agreements with ATI or any Affiliate thereof which provides paging or vehicle location services, relating to (A) co-location of technical site leases (which leases individually do not provide for annual rental payments in excess of $4,000), (B) sales office leases (which leases individually do not provide for annual rentals in excess of $400,000), and (C) other Related Party Agreements relating to paging terminal and cellular switching equipment, joint mailing and other co-marketing efforts, the aggregate annual consideration under which does not exceed $1 million and the terms and conditions of which are no less favorable than could be obtained from a third party;

                  (ii) Related Party Agreements with any LEC Affiliate of USW or any wireline cable television company in which USW has an ownership interest related to the purchase of PCS Services from the PCS Owned Systems for resale in such LEC Affiliate's localexchange markets or such wireline cable television company's franchise markets, as the case may be; provided that such agreements provide for reasonable notice of cancellation. As long as USW or an Affiliate thereof remains a General Partner, the pricing of such services shall be on terms no less favorable than those offered to any third party (for like types and volumes of service); provided that if the Partnership provides services of comparable quality and scope as those available from third parties, such LEC Affiliate or such wireline cable television company, as the case may be, shall have entered into an agreement with the Partnership (or WMC or the Licensed or Owned Systems, as defined in the WMC Partnership Agreement) to purchase its entire requirements of wireless communications services in such markets from the Partnership, WMC or the Licensed or Owned Systems; and

                  (iii) Related Party Agreements with ATI or any Affiliate thereof related to the purchase of satellite communications services provided by the Globalstar satellite communications venture which agreements may provide that Globalstar will be the exclusive provider of satellite communications services to the Partnership; provided that the Partnership shall be entitled to purchase such services at a price and on terms no less favorable than those offered by Globalstar to any third party (for like volumes and types of service).

         2.15. Insurance and Risk Management. The property and casualty insurance program for the Partnership shall be integrated into the ATI insurance program providing customary business insurance coverage as of the Effective Date. Each Partner hereby consents and agrees that the Partnership shall compensate ATI for a proportional allocation to the Partnership for insurance premiums, casualty loss funding pools, and related expenses.

                                    ARTICLE 3

                 CERTAIN AGREEMENTS REGARDING OPERATIONS OF THE
                      PARTNERSHIP AND THE PCS OWNED SYSTEMS

         3.1. General; Fiduciary Obligations. The Partnership shall manage the operations of the PCS Owned Systems in accordance with the respective budgets and business plans for such PCS Systems then in effect, any License and Services Agreements in effect from time to time (and the directives of WMC thereunder) and the applicable terms of this Agreement. The Partners acknowledge that the Partnership may have fiduciary obligations to and from other Persons in connection with the Partnership's interest in any PCS Owned System. Each of the Partnership Committee and the Partners shall use all reasonable efforts to cause the Partnership to comply with all such fiduciary obligations, and the obligations of the Partnership, the Partnership Committee and the Partners hereunder are subject in all respects to such fiduciary obligations.

         3.2. License Agreements. Within 10 days after the adoption of a form of License Agreement by WMC pursuant to the WMC Partnership Agreement, the Partnership shall enter into a License Agreement with WMC, in the form approved by WMC. The Partnership shall amend such agreement from time to time to reflect such changes therein as may be approved by WMC.

         3.3. Services Agreement. Within 10 days after the adoption of a form of Services Agreement by WMC pursuant to the WMC Partnership Agreement, the Partnership shall enter into a Services Agreement with WMC, in the form approved by WMC. The Partnership shall amend such agreement from time to time to reflect such changes therein as may be approved by WMC.

         3.4.  PCS Owned Systems.

         (a) The President-PCS shall have full power and authority to take all action necessary to effect the appointment or removal of the general manager or, if applicable, the regional manager or other person with equivalent management responsibility ("System Manager") of the Partnership's interest in any PCS Owned System.

         (b) Each System Manager shall manage the day-to-day operations of the applicable PCS Owned System in accordance with any partnership agreement or other organizational documents of the applicable PCS Owned System so long as they are in existence and the budget and business plans then in effect for such PCS Owned System, subject to the control, supervision and oversight of the President-PCS.

         3.5.  System Budget Approval.

         (a) The System Manager for each PCS Owned System shall submit annually to the President-PCS a system budget in respect of such PCS Owned System ("System Budget") for the next fiscal year at such time and in such format as may be determined from time to time, by the President-PCS. If requested by the President-PCS, the System Manager shall promptly meet with the President-PCS for the purpose of discussing such System Budget. Each System Budget shall be consistent with any License Agreement and Services Agreement in effect from time to time (and the directives of WMC thereunder).

         (b) The Partnership shall neither take nor cause to be taken any action to approve or implement a System Budget (or any amendment thereof or modification thereto) until such System Budget (or amendment or modification) shall have been approved by the President-PCS.

         3.6.  System Business Plans.

         (a) The System Manager for each PCS Owned System shall submit to the President-PCS a business plan in respect of such PCS Owned System (a "System Business Plan") at such time and in such format as may be determined from time to time by the President-PCS. Each System Business Plan shall be consistent with any License Agreement and Services Agreement in effect from time to time (and the directives of WMC thereunder).

         (b) The Partnership shall neither take nor cause to be taken any action to approve or implement a System Business Plan, until such System Business Plan (or amendment or modification) shall have been approved by the President-PCS.

         3.7. Management Reports. The System Manager for each PCS Owned System shall prepare and distribute, or cause to be prepared and distributed, promptly such reports and other information in respect of such PCS Owned System as the President-PCS reasonably may request.

         3.8.  Financial Statements.

         (a) Annual Statements. As soon as practicable following the end of each fiscal year, but in any event within 45 days after the end of the fiscal year, the System Manager for each PCS Owned System shall cause to be prepared and delivered to the President-PCS unaudited statements of income (loss) in respect of such PCS Owned System, and statements of cash flows for such fiscal year, and an unaudited balance sheet of such PCS Owned System, in each case, consistent with Partnership accounting practices.

         (b) Quarterly Statements. As soon as possible following the end of each fiscal quarter, but in any event within 20 days after the end of each quarter, the System Manager for each PCS Owned System shall prepare, or cause to be prepared, and deliver to the President-PCS an unaudited statement of income
(loss) in respect of such PCS Owned System and an unaudited statement of cash flows for such fiscal quarter, and an unaudited balance sheet of such PCS Owned System as of the end of such fiscal quarter, in each case, consistent with Partnership accounting practices.

                                    ARTICLE 4

             CAPITAL CONTRIBUTIONS, WITHDRAWALS AND CAPITAL ACCOUNTS

         4.1.  Capital Accounts.

         (a) The Partnership shall maintain for each Partner a separate capital account (a "Capital Account") in accordance with the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder (including particularly section 1.704-1(b)(2)(iv) of the Income Tax Regulations).

         (b) In general, under such capital accounting rules (but subject to any contrary requirements of the Code and the Income Tax Regulations thereunder), a Partner's Capital Account shall be (i) increased by the amount of money (including Make-Up Contributions) and the Fair Market Value (determined in accordance with Section 4.9 hereof) of other property (net of liabilities secured by such contributed property that the Partnership is considered to take subject to or assume under section 752 of the Code) contributed by the Partner to the Partnership (including the amount of any Organizational Expenses of the Partnership paid or accrued by such Partner) and allocations to the Partner of Partnership income and gain (or items thereof), including income and gains exempt from tax, and (ii) decreased by the amount of money and the Fair Market Value (determined in accordance with Section 4.9 hereof) of other property distributed (net of liabilities secured by such distributed property that such Partner is considered to take subject to or assume under section 752 of the
Code) to the Partner by the Partnership and allocations to the Partner of Partnership loss and deduction (or items thereof), including Partnership expenditures not deductible in computing its taxable income and not properly chargeable to capital account.

         (c) Where section 704(c) of the Code applies to Partnership property, each Partner's Capital Account shall be adjusted in accordance with paragraph
(b)(2)(iv)(g) of section 1.704-1 of the Income Tax Regulations as to allocations to the Partners of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.

         (d) When Partnership property is distributed in kind (whether in connection with dissolution and liquidation of the Partnership or otherwise), the Capital Accounts of the Partners first shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not previously been charged to Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its Fair Market Value (determined in accordance with Section 4.9 hereof and taking into account section 7701(g) of the Code) and such income, gain, loss or deduction had been recognized for federal income tax purposes immediately upon such distribution or the event requiring such revaluation.

         (e) Upon a revaluation of any Partnership assets pursuant to Section
4.7 hereof, the Capital Accounts of the Partners will be adjusted as provided in
Section 4.7(d).

         (f) The Tax Matters Partner shall direct the Partnership's accountant to make all necessary adjustments in each Partner's Capital Account as required by the rules of section 704(b) of the Code and the Income Tax Regulations thereunder.

         4.2.  Initial Contributions of Capital.

         (a) On the Effective Date, each Partner shall make the contributions to the capital of the Partnership set forth opposite such Partner's name on
Schedule 1 hereto.

         (b) Upon the dissolution of Primeco in accordance with Article 10 of the Primeco Agreement, each Partner will promptly contribute to the capital of the Partnership any SLP Interests (as defined in the Primeco Agreement) held by such Partner or any Affiliate thereof.

         4.3.  Additional Contributions by Partners.

         (a) In the event that (i) a capital contribution is required by the terms of an Approved Business Plan or an Approved Budget or (ii) the Partnership Committee determines that an additional capital contribution, payable in cash or other property (or combination thereof), is necessary or advisable, each Partner will be notified in writing by the Partnership, at least 25 days prior to the date on which such capital contribution is payable (the "Due Date"), of the amount of the capital contribution required from each of them, on a pro rata basis, determined in accordance with such Partner's respective Percentage Interest, and the Due Date for such capital contribution. Each such capital contribution shall be payable in cash unless otherwise determined by vote of the Partnership Committee. Such contributions, when made by a Partner, shall be credited to such Partner's Capital Account. In the event that any Partner fails to make such a capital contribution on or before the Due Date thereof, but wishes to make such contribution on or before the fifth day immediately following such Due Date (a "Late Amount"), such Partner shall be entitled to contribute such Late Amount during such five-day period and have such Late Amount credited to its Capital Account; provided that in addition to the payment of such Late Amount, such Partner must also pay at such time a late fee equal to the interest that would have accrued on the unpaid portion of such Late Amount from the Due Date to the date of payment, calculated at a per annum rate of the Prime Rate plus 2% (a "Late Fee"), which Late Fee shall not be credited in whole to the Partner's Capital Account, but shall be treated as income and allocated among the Partners proportionately in accordance with their Percentage Interests.

         (b) In the event that a Partner fails to make a required capital contribution on or prior to the expiration of five days after the Due Date thereof (a "Defaulting Partner"), any one or more of the other Partners, who are not Affiliate Transferees of the Defaulting Partner (the "Non-Defaulting Partners"), within 30 days following the mailing of notice from the Partnership that payment from the Defaulting Partner has not been made, may pay some or all of the contribution which the Defaulting Partner failed to make to the capital of the Partnership (a "Default Amount"). In the event that more than one Non-Defaulting Partner elects to contribute a Default Amount so that the aggregate amount to be contributed by Non-Defaulting Partners would exceed the full Default Amount, each of such Non-Defaulting Partners shall be entitled to contribute a portion of the Default Amount that is equal to such Non-Defaulting Partner's Percentage Interest divided by the Percentage Interests of all Non-Defaulting Partners electing to contribute such Default Amount. Thereafter, to the extent that such Default Amount remains unpaid and the Partnership shall not have funded such Default Amount through a subsequent capital call, the Defaulting Partner shall have the right to contribute such unpaid portion of such Default Amount and have such previously unpaid Default Amount credited to its Capital Account; provided that such contribution is accompanied by the payment of a fee in an amount equal to the interest that would have accrued on the unpaid portion of such Default Amount from the Due Date to the date of such payment, calculated at a per annum rate of the Prime Rate plus 2% (a "Default Fee"), which Default Fee shall not be credited in whole to the Partner's Capital Account, but shall be treated as income and allocated among the Partners proportionately in accordance with their Percentage Interests.

         (c) If the Defaulting Partner fails to contribute a Default Amount which relates to a Defaulted Contribution and such Default Amount has not been paid in full by one or more of the Non-Defaulting Partners, the NonDefaulting Partner or Partners may by a vote of the Members representing a majority of the Percentage Interests of the Non-Defaulting Partners, elect to cause the Partnership to initiate and maintain an action against the Defaulting Partner for such unpaid Defaulted Contribution and to pursue any available remedy, including but not limited to seeking payment by the Defaulting Partner of such Default Amount or the unpaid portion thereof and damages incurred by the Partnership in connection therewith. The Defaulting Partner's Capital Account shall be increased by an amount equal to that portion of the Default Amount recovered in any action maintained in accordance with the immediately preceding sentence. The costs of any action commenced by the Partnership pursuant to this
Section 4.3(c) shall be paid by the Partnership and shall be reimbursed by the Defaulting Partner to the Partnership and to the extent not paid will be deducted from such Defaulting Partner's Capital Account and Adjusted Capital Contributions.

         4.4. Partner Obligations. No Partner shall have any obligation to restore any portion of any deficit balance in such Partner's Capital Account, whether upon liquidation of its interest in the Partnership, liquidation of the Partnership or otherwise.

         4.5. Withdrawals of Capital Accounts. No Partner shall be entitled to withdraw any amount from its Capital Account prior to dissolution of the Partnership.

         4.6. Interest on Capital Accounts. No interest or compensation shall be paid on or with respect to the Capital Account or capital contributions of any of the Partners, except as otherwise expressly provided herein.

         4.7.  Revaluation of Partnership Assets.

         (a) The assets of the Partnership shall be revalued in accordance with
Section 4.9 to their then Fair Market Values as of the date of and immediately prior to (i) the acquisition of an additional interest in the Partnership (including adjustments to Percentage Interests arising as a result of a failure of any Partner to make a required capital contribution pursuant to Section 4.3 hereof) by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, (ii) the distribution by the Partnership of more than a de minimis amount of property as consideration for the redemption of a portion (but not all) of a Partner's interest in the Partnership and (iii) the liquidation of a Partner's entire interest in the Partnership, or immediately prior to the distribution of Partnership assets in liquidation of the Partnership within the meaning of Income Tax Regulations section 1.704-1(b)(2)(ii)(g); provided, however, that no revaluation shall occur if the Partnership Committee reasonably determines that a revaluation would not materially affect the Capital Accounts of the Partners or that the cost of such revaluation would be disproportionate to any benefit to be derived by the Partners from such revaluation.

         (b) Immediately prior to the distribution of any asset by the Partnership, the Partnership Committee shall revalue such asset to its then Fair Market Value.

         (c) Any Revaluation Gain or Revaluation Loss arising from a revaluation of any Partnership asset pursuant to this Section 4.7 shall respectively be credited to or debited from the Partners' Capital Accounts in accordance with their respective Percentage Interests immediately prior to the event giving rise to such revaluation.

         4.8. Redetermination of Percentage Interests. The respective Percentage Interests of each of the Partners shall be redetermined immediately after any event giving rise to a change in any Partner's Adjusted Capital Contributions. If a Partner is both a General Partner and a Limited Partner such adjustment shall be made to both the General Partner and the Limited Partner Percentage Interests of such Partner as both a General Partner and a Limited Partner pro rata in proportion to such interests.

         4.9. Determination of Fair Market Value. The Fair Market Value, as of the date of determination, of any asset shall be determined (a) by mutual agreement of the General Partners or (b) if no such agreement is reached within ten days of the relevant date of determination, as follows:

                  (i) Selection of Appraisers. Each of (A) the Partner who is either contributing an asset to the Partnership, receiving an asset as a distribution from the Partnership or transferring an asset which is being valued hereunder (or, if there is no such Partner, ATPH) (the "Asset Partner") and (B) the other General Partners shall designate by written notice to the Partnership and each General Partner a firm of recognized national standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an Appraiser pursuant to this Section 4.9 (the firms designated by the Asset Partner and the other General Partners being referred to herein as the "First Appraiser" and the "Second Appraiser," respectively) within five business days after the failure to reach agreement in accordance with the terms of clause (a) above. In the event that either the Asset Partner or the other General Partners fails to designate its or their Appraiser within the foregoing time period, the other shall have the right to designate such Appraiser by notifying the failing party or parties in writing of such designation (and the Appraiser so designated shall be the First Appraiser or the Second Appraiser, as the case may be).

                  (ii) Evaluation Procedures. Each Appraiser shall be directed to determine the Fair Market Value of the asset. Each Appraiser will also be directed to deliver an Appraiser's Certificate to each General Partner on or before the 30th day after their respective designation (the "Certificate Date"), upon the conclusion of its evaluation, and each Appraiser's Certificate once delivered may not be retracted or modified in any respect. Each Appraiser will keep confidential all information disclosed by the Partnership in the course of conducting its evaluation, and, to that end, will execute such customary documentation as the Partnership may reasonably request with respect to such confidentiality obligation. The General Partners will cooperate in causing the Partnership to provide each Appraiser with such information within the Partnership's possession that may be reasonably requested in writing by the Appraiser for purposes of its evaluation hereunder. The Appraisers shall consult with each other in the course of conducting their respective evaluations. Each General Partner shall have full access to each Appraiser's work papers. Each Appraiser will be directed to comply with the provisions of this Section 4.9, and to that end each party will provide to its respective Appraiser a complete and correct copy of this Section 4.9 (and the definitions of capitalized terms used in this Section 4.9 that are defined elsewhere in this Agreement).

                  (iii) Fair Market Determination. The Fair Market Value of any asset shall be determined on the basis of the Appraisers' Certificates in accordance with the provisions of this subparagraph (iii). The higher of the values set forth on the Appraisers' Certificates is hereinafter referred to as the "Higher Value" and the lower of such values is hereinafter referred to as the "Lower Value". If the Higher Value is not more than 110% of the Lower Value, the Fair Market Value will be the arithmetic average of such two Values. If the Higher Value is more than 110% of the Lower Value, a third appraiser shall be selected in accordance with the provisions of subparagraph (iv) below, and the Fair Market Value will be determined in accordance with the provisions of subparagraph (v) below.

                  (iv) Selection of and Procedure for Third Appraiser. If the Higher Value is more than 110% of the Lower Value, within seven days thereafter the First Appraiser and the Second Appraiser shall agree upon and jointly designate a third firm of recognized national standing familiar with appraisal techniques applicable to assets of the type being evaluated to serve as an appraiser pursuant to this Section 4.9 (the "Third Appraiser"), by written notice to each General Partner. The General Partners shall direct the Third Appraiser to determine the Fair Market Value of the asset (the "Third Value") in accordance with the provisions of subparagraph (ii) above, and to deliver to the General Partners an Appraiser's Certificate on or before the 30th day after the designation of such Appraiser hereunder. The Third Appraiser will be directed to comply with the provisions of this Section 4.9, and to that end the parties will provide to the Third Appraiser a complete and correct copy of this Section 4.9 (and the definitions of capitalized terms used in this Section 4.9 that are defined elsewhere in this Agreement).

                  (v) Alternative Determination of Fair Market. Upon the delivery of the Appraiser's Certificate of the Third Appraiser, the Fair Market Value will be determined as provided in this subparagraph (v). The Fair Market Value will be (w) the Lower
         Value, if the Third Value is less than the Lower Value, (x) the Higher Value, if the Third Value is greater than the Higher Value, (y) the arithmetic average of the Third Value and the other Value (Lower or Higher) that is closer to the Third Value if the Third Value falls within the range between (and including) the Lower Value and the Higher Value and (z) the Third Value, if the Lower Value and the Higher Value are equally close to the Third Value.

                  (vi) Costs. Each of the Asset Partner and the other General Partners will bear the cost of the Appraiser designated by it or on its behalf. If the Higher Value is not more than 115% of the Lower Value, or if the Higher Value and the Lower Value are equally close to the Third Value, each of the Asset Partner and the other General Partners shall bear 50% of the cost of the Third Appraiser, if any; otherwise, the party whose Appraiser's determination of Fair Market Value is further away from the Third Value shall bear the entire cost of the Third Appraiser. The General Partners agree to pay when due the fees and expenses of the Appraisers in accordance with the foregoing provisions.

                  (vii) Conclusive Determination. To the fullest extent provided by law, the determination of the Fair Market Value made pursuant to this Section 4.9 shall be final and binding on the Partnership and the Partners hereto, and such determination shall not be appealable to or reviewable by any court or arbitrator; provided that the foregoing shall not limit a

         Partner's rights to seek arbitration of the obligations of the other Partners and the Partnership hereunder.

                                    ARTICLE 5

                          ALLOCATIONS AND DISTRIBUTIONS

         5.1. Profits and Losses. A Partner's distributive share of income, gain, loss, deduction or credit (or items thereof) as shown on the annual federal income tax return prepared by the Partnership's accountants or as finally determined by the Internal Revenue Service or the courts, and as modified by the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder as implemented by Section 4.1 hereof, as applicable, shall be determined as provided in this Article 5.

         (a) Except as otherwise provided in this Section 5.1, profits and losses of the Partnership shall be allocated among the Partners proportionately in accordance with their Percentage Interests.

         (b) Solely for tax purposes, in determining each Partner's allocable share of the taxable income or loss of the Partnership, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where Partnership property is revalued pursuant to
Section 4.7 hereof, shall be allocated to the Partners under any method allowable under section 704(c) of the Code and the applicable Income Tax Regulations thereunder. The Partnership Committee shall decide which such method shall be utilized by the Partnership with respect to its property; provided, however, that if the Partnership Committee fails to act in a timely manner, the Partnership shall utilize the method set forth in section 1.704-3(c) of the Income Tax Regulations (the traditional method with curative allocations).

         (c) Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Article 5, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (as such terms are defined in sections 1.704-2(b) and 1.704-2(i)(2), respectively, of the Income Tax Regulations) during a Partnership taxable year, then each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years), to the extent required by, and in the manner provided in, section 1.704-2 of the Income Tax Regulations.

         This provision is intended to be a "minimum gain chargeback" within the meaning of sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

         (d) Qualified Income Offset. Subject to the provisions of Section 5.1(c), but otherwise notwithstanding anything to the contrary in this Article 5, if any Partner's capital account has a deficit balance in excess of such Partner's obligation to restore its capital account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of section 1.704-1 of the Income Tax Regulations (including such Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in section 1.704-2(g) and 2(i)(5) of the Income Tax Regulations), then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall be allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. This provision is intended to be a "qualified income offset" within the meaning of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

         (e) Subject to the provisions of section 704(c) of the Code and Sections 5.1(b) through (d) hereof, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of

Partnership property, which is treated as depreciation recapture, shall be allocated to the Partner who was entitled to deduct such depreciation.

         (f) Except as otherwise provided in Section 5.1(k), if and to the extent any Partner is deemed to recognize income as a result of any loans described herein pursuant to the rules of sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, or any other item of imputed income, any corresponding resulting deduction of the Partnership shall be allocated to the Partner who is charged with the income. Subject to the provisions of section 704(c) of the Code and Sections 5.1(b) through (d) hereof, if and to the extent the Partnership is deemed to recognize income as a result of any loans described herein pursuant to the rules of sections 1272, 1273, 1274, 7872 or 482 of the Code, or any similar provision now or hereafter in effect, or any other item of imputed income, such income shall be allocated to the Partner who is entitled to any corresponding resulting deduction.

         (g) Organizational Expenses of the Partnership, if contributed by a Partner, shall be allocated to such Partner.

         (h) Except as otherwise required by law, tax credits shall be allocated among the Partners pro rata in accordance with the manner in which Partnership profits are allocated to the Partners under this Article 5, as of the time the credit property is placed in service or if no property is involved, as of the time the credit is earned. Recapture of any tax credit required by the Code shall be allocated to the Partners in the same proportion in which such tax credit was allocated.

         (i) Except as provided in Sections 5.1(f) and (h) hereof or as otherwise required by law, if the Partnership Interests of the Partners are changed herein during any taxable year, all items to be allocated to the Partners for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Partners in the manner in which such items are allocated as provided in this Article 5 during each such portion of the taxable year in question; provided that, if the transferor and the transferee of an interest in the Partnership (i) shall both have given the Partnership written notice within 15 days of the end of such taxable year of the Partnership stating their agreement that such division and allocation shall be made on some other basis permitted by Code section 706(d) and (ii) shall have agreed to reimburse the Partnership for any incremental accounting fees and other expenses incurred by the Partnership in utilizing such other basis for such division and allocation, then such other basis permitted by Code section 706(d) shall be used.

         (j) Any special allocation of income or gain pursuant to Section 5.1(c) or 5.1(d) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article 5 so that the net amount of all such allocations to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article 5 if such special allocations of income or gain under
Section 5.1(c) or 5.1(d) hereof had not occurred.

         (k)  Losses.

                  (i) Items of deduction and loss attributable to recourse liabilities of the Partnership (within the meaning of section 1.752-1(a)(1) of the Income Tax Regulations but excluding Partner nonrecourse debt within the meaning of section 1.704- 2(b)(4) of the Income Tax Regulations) shall be allocated among the Partners in accordance with the ratio in which the Partners share the economic risk of loss (within the meaning of section 1.752-2 of the Income Tax Regulations) for such liabilities.

                  (ii) Items of deduction and loss attributable to Partner nonrecourse debt within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations shall be allocated to the Partners bearing the economic risk of loss with respect to such debt in accordance with section 1.704-2(i) of the Income Tax Regulations.

                  (iii) Items of deduction and loss attributable to Partnership nonrecourse liabilities within the meaning of section 1.704-2(b)(1) of the Income Tax Regulations shall be allocated among the Partners proportionately in accordance with their respective Percentage Interests.

                  (iv) All other items of operating net loss ("Net Loss") shall be allocated among the Partners, proportionately in accordance with their Percentage Interests, except that Net Loss shall not be allocated to any Partner to the extent it would create a deficit balance in excess of such Partner's obligation to restore its capital account balance, computed in accordance with the rules of Section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations (including such Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in section 1.704-2(g) and 2(i)(5) of the Income Tax Regulations). Any Net Loss which cannot be allocated to a Partner because of the limitation set forth in the previous sentence shall be allocated first to the other Partners to the extent such other Partners would not be subject to such limitation and second any remaining amount to the Partners in the manner required by the Code and the Income Tax Regulations.

         (l) Subject to the provisions of Sections 5.1(c) through (k), items of income and gain shall be allocated to the Partners in the following priority:

               (i) First, if allocations of Net Loss have been made to the Partners under Section 5.1(k)(iv), then in the amount of, and proportionate to, the amount of such Net Loss.

               (ii) Second, to those Partners who have had items of loss or deduction allocated to them under Section 5.1(k)(i), in the amount of, and proportionate to, the amount of such items of loss or deduction.

              (iii) Third, so as to bring the relationship of the credit balance in each Partner's Capital Account (computed in the same manner as provided in Section 5.1(k)(iv)), as nearly as possible, in accord with their Percentage Interests.

              (iv) Thereafter, the balance among the Partners in proportion to their relative Percentage Interests.

         5.2.  Distributions.

         (a) As promptly as practicable after the end of each month, but in no event later than the end of the following month, all Net Operating Available Cash of the Partnership (as determined based on the Partnership's financial statements for such month) shall be distributed to the Partners. Other distributions, whether in cash or in kind, shall be made to the Partners at such times and in such amounts as shall be determined by the Partnership Committee. The amount of any in-kind distribution shall be the distributed property's then Fair Market Value. The Partnership shall take all reasonable actions to cause each PCS Owned System to distribute all Net Operating

Available Cash of such PCS Owned System on a monthly basis to the extent permissible under the governing documents for such PCS Owned Systems.

         (b) Except as provided in Sections 5.2(c) or (d), distributions shall be made among the Partners in accordance with their respective Percentage Interests at the time of such distribution.

         (c) Upon liquidation of the Partnership, within the meaning of Income Tax Regulations section 1.704-1(b)(2)(ii)(g), distributions shall be made among the Partners as provided in Section 8.3.

         (d) (i) If upon the liquidation of Primeco in accordance with Article 10 of the Primeco Agreement, the Partnership receives as part of a liquidating distribution the assets, liabilities and business operations of any Special System (as defined in the Primeco Agreement), then the Partnership Committee may elect, at any time within the six-month period commencing upon the Partnership's receipt of such liquidating distribution, to distribute the assets, liabilities and business operations of such Special System ("Special System Assets") among the Partner(s) that had previously made a capital contribution to the Partnership pursuant to Section 4.2(b) of a SLP Interest with respect to such Special System (the "Contributing Partners").

         (ii) The Fair Market Value of the Special System Assets distributed pursuant to this Section 5.2(d) shall be deemed to be equal to the product of
(x) the Fair Market Value of the SLP Interests with respect to such Special System at the time of their contribution to the Partnership by the Contributing Partners, multiplied by (y) 100% divided by the aggregate SLP Percentage Interest (as defined in the Primeco Agreement) represented by such SLP Interests.

         (iii) Any such distribution of Special System Assets shall be made among the Contributing Partners pro rata in proportion to the SLP Percentage Interests associated with the SLP Interests contributed to the Partnership by each Contributing Partner.

         (iv) At the election of WMC, the Contributing Partners receiving a distribution of Special System Assets pursuant to this Section 5.2(d) shall cause the related Special System to enter into a License Agreement and Services Agreement with WMC.

         (e) Any other provision of this Agreement to the contrary notwith-standing, no distribution shall be made by the Partnership, or on behalf of the Partnership which would violate Section 17-607(a) of the Act, which would render the Partnership insolvent or which is prohibited by the terms of any Partnership indebtedness.

         (f) All matters not expressly provided for by the terms of Article 5 or elsewhere in this Agreement concerning the valuation of securities and other assets of the Partnership, the allocation of profits and losses and items thereof (including credits) among the Partners and accounting procedures shall be reasonably determined by the Partnership Committee, whose determination shall be final and conclusive as to all of the Partners.

                                    ARTICLE 6

                       TAX MATTERS AND REPORTS; ACCOUNTING

         6.1. Filing of Tax Returns. The Tax Matters Partner shall prepare and file, or cause the accountants of the Partnership to prepare and file, all Tax Returns for each tax year of the Partnership.

         6.2.  Tax Matters Partner.

         (a) The Tax Matters Partner of the Partnership within the meaning of section 6231(a)(7) of the Code shall be ATPH. Unless otherwise expressly provided herein, the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate with respect to all tax matters.

         (b) The Tax Matters Partner shall promptly advise the other Partners of all audits or other actions by the Internal Revenue Service and shall furnish to the Partnership and to each Partner a copy of each notice or other communication received by the Tax Matters Partner from the Internal Revenue Service except such notice or communication sent directly to the Partners by the Internal Revenue Service. All expenses incurred by the Tax Matters Partner in its capacity as such shall be expenses of the Partnership and shall be paid by the Partnership.

         (c) To the fullest extent permitted by law, the Partnership shall indemnify Partners on an after-tax basis against any liabilities incurred while acting as the Tax Matters Partner of the Partnership but only to the extent such Partner acts within the scope of its authority as Tax Matters Partner under this Agreement. The Tax Matters Partner shall not be indemnified against any liability regarding Partnership tax matters arising by reason of the willful misconduct, bad faith, gross negligence or reckless disregard of the duties of the Tax Matters Partner.

         6.3. Tax Reports to Current and Former Partners. After the end of each fiscal year, the Tax Matters Partner shall, in a timely manner, prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as is required to be furnished to partners by law (e.g., section 6031(b) of the Code and the Income Tax Regulations thereunder) and as shall enable such Partner or former Partner (or its legal representatives) to prepare their respective federal and state income tax or informational returns in accordance with the laws, rules and regulations then prevailing.

         6.4. Accounting Records; Independent Audit. Complete books and records accurately reflecting the accounts, business, transactions and partners of the Partnership and each PCS System in which it has an interest shall be maintained and kept by the Partnership at the Partnership's principal place of business. The accounting records of the Partnership shall be maintained to assure preparation of the financial statements in accordance with GAAP. The accounting records of the Partnership shall be audited by certified public accountants selected by the Partnership Committee and shall contain proportional accounting information with respect to the Partnership's interest in any PCS Owned System.

         6.5. Fiscal Year. Except as may otherwise be required by the federal tax laws, the fiscal year of the Partnership for both financial and tax reporting purposes shall end on December 31.

         6.6. Tax Accounting Method. The books and accounts of the Partnership shall be maintained using the accrual method of accounting for tax purposes. Those documents relating to allocations of items of partnership income, gain, loss, deduction or credit and Capital Accounts shall be kept under federal income tax accounting principles as provided herein.

         6.7. Withholding. Notwithstanding any other provision of this Agreement, the Tax Matters Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any Federal, state and local withholding requirement with respect to any allocation, payment or distribution by the Partnership to any Partner or other Person. All amounts withheld to satisfy any Federal, state or local withholding requirement with respect to a Partner shall be treated as distributions to such Partner. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or assignee with respect to such Partner's interest in the Partnership hereby, to the fullest extent permitted by law, indemnifies and agrees to hold harmless the Partners and the Partnership for such excess amount or such withholding requirement, as the case may be.

         6.8. Tax Elections. Upon the request of a transferee of a Partnership Interest or a distributee of a Partnership distribution, the Partnership will make the election under section 754 of the Code in accordance with applicable Income Tax Regulations thereunder for the first fiscal year in which such election could apply, unless the Tax Matters Partner agrees at the time for filing the Partnership tax information return not to make such election. The Partnership may seek to revoke such election (if made) if agreed to by the Tax Matters Partner. In addition to the foregoing, the Tax Matters Partner shall, in its sole discretion, determine whether to make any other available tax elections and select any other appropriate tax accounting methods and conventions for any purpose under this Agreement.

         6.9. Prior Tax Information. Each Partner agrees to deliver to the Partnership all relevant information regarding Taxes that the Partnership will require in order to comply with its own tax accounting and reporting requirements, including without limitation schedules setting forth the fair market value and tax basis of each asset that may from time to time be contributed by a Partner to the Partnership; provided, however, that no Partner shall be required to disclose the income tax returns of itself or any of its Affiliates.

                                    ARTICLE 7

               INDEMNIFICATION AND EXCULPATION; CERTAIN AGREEMENTS

         7.1. Indemnification of the Partners. The Partnership shall indemnify and hold harmless the Members, the Partners and their Affiliates, and their respective partners, shareholders, directors, officers, employees and agents and/or the legal representatives of any of them, and each other Person who may incur liability as a Partner or otherwise in connection with the management or ownership of the Partnership or any entity in which the Partnership has an interest (each, an "Indemnified Party"), against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him or it in connection with the investigation, defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which any Indemnified Party may be involved or with which he or it may be threatened, while a Partner or serving in such other capacity or thereafter, by reason of its being or having been a Partner, or by serving in such other capacity, except with respect to any matter which constitutes willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his office, or criminal intent. The Partnership shall have the right to approve any counsel selected by any Indemnified Party and to approve the terms of any proposed settlement. The Partnership shall advance to any Indemnified Party or Partner reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Partner hereby agrees, and each other Indemnified Party shall agree in writing prior to any such advancement, that in the event he or it receives any such advance, such Indemnified Party shall reimburse the Partnership for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Section. The rights accruing to a Partner and each other Indemnified Party under this Section 7.1 shall not exclude any other right to which it or they may be lawfully entitled; provided that any right of indemnity or reimbursement granted in this Section 7.1 or to which any Indemnified Party may be otherwise entitled may only be satisfied out of the assets of the Partnership, and no Partner and no withdrawn Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. Notwithstanding any of the foregoing to the contrary, the provisions of this
Section 7.1 shall not be construed so as to provide for the indemnification of a Partner or any other Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.1 to the fullest extent permitted by law.

         7.2. Exculpation. Any Member, any Partnership employee, any Partner and any Affiliate thereof and their respective partners, shareholders, directors, officers, employees, or agents and/or the legal representatives of any of them shall not be liable to any Partner or the Partnership for mistakes of judgment or for action or inaction which such Member, Partner, Affiliate, partner, shareholder, director, officer, employee, agent or legal representative reasonably believed to be in or not opposed to the best interests of Partnership unless such action or inaction constitutes willful misconduct, bad faith, gross negligence or reckless disregard of his or its duties and, with respect to any criminal action, such party reasonably believes his conduct was lawful. Each Partner may (on its own behalf or on the behalf of any Member designated by such Partner, any Affiliates of such Partner or their respective partners, shareholders, directors, officers, employees or agents and/or legal representatives of any of them), consult with counsel, accountants and other experts in respect of the Partnership affairs and such Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts; provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this
Section 7.2 shall not be construed so as to relieve (or attempt to relieve) a Partner or any other Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 7.2 to the fullest extent permitted by law.

         7.3. Restrictions on Partners. No Partner may, without the prior written consent of all of the other Partners:

               (i) confess a judgment against the Partnership;

              (ii) make any agreement on behalf of any other Partner;

             (iii) except to the extent permitted by Article 8 hereof, withdraw as a Partner, dissolve, terminate, liquidate or wind up the affairs of the Partnership; or

              (iv) use or possess Partnership property except for a Partnership purpose, except as provided under contractual arrangement.

         7.4.  Outside Activities.

         (a) Except as otherwise expressly provided in this Section 7.4, any Partner or Affiliate thereof may engage in or possess any interest in any other business venture of any nature independently or with others, and neither the Partnership nor any other Partner shall have any right by virtue of this Agreement in or to such venture or in or to any income or profits derived therefrom.

         (b) Except for Systems (or licenses or permits therefor) acquired in accordance with Section 7.4 of the WMC Partnership Agreement, no Partner or any Affiliate thereof may, directly or indirectly, acquire an ownership interest in any System (or license or permit therefor).

         (c) Except as permitted by Section 7.4 of the WMC Partnership Agreement, no Partner will, and each Partner will not permit any Affiliate to, directly or indirectly, engage in the business of providing PCS, Cellular or ESMR Services (as defined in the WMC Partnership Agreement).

         (d) Each Partner shall use its reasonable efforts to cause each of its Attributed Entities to abide by restrictions contained in this Section 7.4 and to comply with the terms set forth herein.

         (e) This Agreement shall not be deemed to create any duties other than as expressly provided for herein or imposed by applicable law, nor shall its existence be deemed to alter the legal duties and obligations that any Partner or any Affiliate has to the other Partners or their Affiliates as to matters outside the scope of the Agreement, including, without limitation, those concerning the terms and conditions of interconnection services. Each of the Partners and its Affiliates acknowledge their respective right to compete vigorously with the other Partners and their Affiliates in markets or areas in which they are otherwise competitors in the offering of telecommunications services.

         (f) Each Partner (whether or not such Partner shall have withdrawn as a General Partner from the Partnership in violation of Section 8.1) shall remain subject to the provisions of this Section 7.4 for a period of one year from the date such Partner and its Affiliates cease to have aggregate General Partner and Limited Partner Percentage Interests equal to or exceeding 5%. If a General Partner withdraws from the Partnership in violation of Section 8.1, then the Limited Partner Percentage Interest of such Partner for purposes of this Section 7.4(f), shall be deemed to be increased by the General Partner Percentage Interest at the time of such withdrawal.

         7.5. Duties of Partners. The fiduciary duties of Partners or Members of the Partnership Committee shall not restrict any Partner or Affiliate or any Member of the Partnership Committee from:

              (i) engaging in conduct permitted by Section 7.4;

             (ii) taking any action in any capacity other than that of a Partner or Member of the Partnership Committee, respectively; or

            (iii) acting to prevent the Partnership from engaging in an activity that is outside the scope of the Partnership Business;

whether or not such Partner, Affiliate or Member of the Partnership Committee is motivated in whole or in part by a desire to further the interests of a Person other than the Partnership.

                                    ARTICLE 8

                           TERMINATION AND DISSOLUTION

         8.1.  Events of Dissolution.

         (a) The Partnership shall be dissolved upon (i) expiration of the term of the Partnership specified in Section 1.6 hereof, (ii) the Bankruptcy of a General Partner under the circumstances described in Section 8.2(b), (iii) the withdrawal of a General Partner, the filing of a certificate of dissolution, or its equivalent, for a General Partner or the revocation of its charter and the expiration of 90 days after the date of notice to a General Partner of revocation without a reinstatement of its charter, or the occurrence of any other event that results in a General Partner ceasing to be a general partner of the Partnership as required under the Act; provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (iii) if (A) at the time of the occurrence of such event there is at least one remaining General Partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership without dissolution, or (B) within 90 days after the occurrence of such event, a majority in interest of the remaining Partners (or such greater percentage in interest as is required by the Act) agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more additional general partners of the Partnership, (iv) the transfer or sale of all or substantially all of the assets of the Partnership, (v) the entry of a decree of judicial dissolution pursuant to Section 17-802 of the Act,
(vi) the unanimous written consent of the Partners, and (vii) the termination of the Organization Agreement in accordance with the provisions of Article 7 thereof.

         (b) Without the unanimous written consent of the Partners, each Partner agrees not to withdraw as a Partner or do anything that would otherwise dissolve the Partnership (except as permitted by the terms of Article 10). Notwithstanding the foregoing, if a General Partner withdraws from the Partnership, upon such withdrawal, (i) the general partner interests in the Partnership of such Partner shall automatically be deemed to become limited partner interests in the Partnership and (ii) such Partner shall have no right to participate in the management of the Partnership Business and affairs of the Partnership, including the right to designate Members of the Partnership Committee.

         8.2.  Bankruptcy of a General Partner.

         (a) If the Bankruptcy of a General Partner occurs and at such time there is at least one other General Partner, such remaining General Partner or General Partners are hereby authorized to carry on the business of the Partnership without dissolution, and the Partnership Interests of the General Partner in Bankruptcy (the "Bankrupt Partner") shall automatically be deemed to become limited partner interests in the Partnership, and such Bankrupt Partner shall cease to be a General Partner and continue to be, or become, a Limited Partner having (i) no right to participate in the management of the Partnership Business and affairs of the Partnership, including no right to designate Members to the Partnership Committee, and (ii) the same interest in all items of income, gain, loss, deduction or credit of the Partnership to the same extent as if such Bankruptcy had not occurred. The Partnership shall continue to be governed by the terms of this Agreement, the Partnership Business and the property of the Partnership shall continue to be owned by the Partnership, and the Partnership Business shall otherwise continue unaffected by such Bankruptcy. Upon the occurrence of the Bankruptcy of any General Partner, (i) the Bankrupt Partner and the other Partners shall execute such documents as may be necessary or appropriate to carry out the provisions of this Section 8.2 and (ii) the other Partners are, without necessity of any further action or documentation, hereby appointed attorneys-in-fact of the Bankrupt Partner for the purpose of carrying out the provisions of this Section 8.2 and taking any action and executing any documents which such Partners may deem necessary or advisable to accomplish the purposes hereof, such appointment being irrevocable and coupled with an interest.

         (b) If the Bankruptcy of a General Partner occurs and at such time the Bankrupt Partner is the only General Partner, the Partnership shall be dissolved unless within 90 days after such Bankruptcy occurs, the other Partners agree in writing to continue the business of the Partnership and to appoint, effective as of the date of such Bankruptcy, one or more additional General Partners. In the event that the other Partners make such an election, the Partnership Business shall be carried on by such newly appointed General Partner(s) and the Bankrupt Partner shall have its general partnership interest in the Partnership converted into a limited partner interest in the Partnership and continue to be, or becomes a Limited Partner subject to the provisions of Section 8.2.

         (c) In the event any General Partner shall become a "debtor" as defined in the Bankruptcy Code in any case commenced thereunder and at any time during the pendency of such case there shall be appointed (i) a trustee with respect to the Bankrupt Partner under section 701, 702 or 1104 of the Bankruptcy Code (or any successor provisions thereto), or (ii) an examiner having expanded powers beyond those specifically enumerated in section 1104(b) of the Bankruptcy Code, then the other Partners may, at any time thereafter, so long as such condition exists, elect to dissolve the Partnership, in which event the affairs of the Partnership shall be wound up as provided in this Article 8.

         8.3. Order of Dissolution. In settling accounts upon winding up and liquidation of the Partnership, the assets of the Partnership shall be applied and distributed as expeditiously as possible in the following order not later than the end of the taxable year of the liquidation (i.e., the date upon which the Partnership ceases to be a going concern as provided in Income Tax Regulation section 1.704-1(b)(2)(ii)(g) or if later, within 90 days after the date of such liquidation):

         (a) to pay (or make reasonable provision for the payment of) all creditors of the Partnership, including to the extent permitted by law Partners or their Affiliates who are creditors, in satisfaction of liabilities of the Partnership in the order of priority provided by law, including expenses relating to the dissolution and winding up of the affairs of the Partnership (including, without limitation, expenses of selling assets of the Partnership, discharging the liabilities of the Partnership, distributing the assets of the Partnership and terminating the Partnership as a limited partnership in accordance with this Agreement and the Act); and

         (b) to the Partners in proportion to their respective positive Capital Account balances, as those balances are determined after all adjustments to such Capital Accounts as required by this Agreement for all periods immediately prior to such distribution.

         8.4. Orderly Winding Up. Notwithstanding anything to the contrary in Sections 8.1, 8.2 and 8.3, but subject to Section 8.5 and the order of priority in Section 8.3, upon winding up and liquidation, if required to maximize the proceeds of liquidation, the Partnership Committee may, upon unanimous approval, transfer the assets of the Partnership to a liquidating trustee or trustees.

         8.5. Dissolution Election. Notwithstanding the terms of any provision of Section 8.3(b) to the contrary, but subject to Section 17- 804(a)(1) of the Act, any Partner may elect upon the occurrence of any of the events of dissolution specified in Section 8.1, by written notice to the Partnership any time prior to actual distribution, to require that the Partnership distribute the assets of the Partnership upon dissolution and winding up as follows:

                  (i) First, the Partners shall attempt to reach agreement on the Fair Market Value and distribution among the Partners of each of the non-cash assets of the Partnership and liabilities related thereto, subject always to distributions being made in accordance with Capital Accounts as provided in Section 8.3(b), with such distributed assets being valued at their Fair Market Value. To the extent that the Partners are unable to reach agreement on the Fair Market Value and distribution among the Partners of certain of such non-cash assets and liabilities, the Chairman of the Partnership Committee not later than 20 days after an event of dissolution set forth in Section 8.1 shall implement the following internal auction procedures. For a period of up to ten days, the Chairman shall entertain bids by the Partners for such non-cash assets and related liabilities, either singly (a "Single Bid") or as a whole (an "Aggregate Bid"). The Chairman will only entertain bids which exceed the previous Single Bid for any non-cash asset and related liabilities or the previous Aggregate Bid for all such non-cash assets and related liabilities by at least one percent (a "Qualifying Bid"). The Chairman will promptly make each bid submitted by any Partner available to each other Partner. If during any 24-hour period within the ten-day period specified above, the Chairman does not receive a Qualifying Single Bid with respect to any non-cash asset or related liabilities or a Qualifying Aggregate Bid, the Chairman shall not entertain any further Single Bids with respect to such non-cash asset or any further Aggregate Bids, as the case may be. At the conclusion of such bidding period, the highest Single Bid by any Partner for each non-cash asset and related liabilities or, if an Aggregate Bid for such non-cash assets and related liabilities, which exceeds the sum of the Single Bids, is received such Aggregate Bid, shall constitute the Fair Market Value of such non-cash assets and related liabilities. The Partnership shall thereafter pay any amounts referred to in Section 8.3(a) (except to the extent any such liabilities are to be assumed by any Partner), and the non-cash assets and liabilities valued pursuant to the previous sentence shall be distributed to the Partner who specified the highest Fair Market Value therefor (and shall be debited against its Capital Account balance), and the remaining non-cash assets, if any, and liabilities shall be distributed in the manner agreed upon by the Partners; provided that if the distributions pursuant to this sentence would result in any Partner receiving more than its positive Capital Account balance (an "Excess Distribution"), assets with a Fair Market Value equal to the Excess Distribution shall instead be distributed among the other Partners in accordance with Capital Account balances (such assets as selected by such other Partners) and immediately thereafter sold for cash to the Partner who would have otherwise received the Excess Distribution in the absence of this proviso, which cash shall be paid simultaneously with the liquidating distributions; and

              (ii) All other remaining assets shall be distributed to the Partners in accordance with Section 8.3(b) hereof..

         8.6. Obligation to Restore Deficit Balance. No Partner shall be liable for the return of the capital contributions of any other Partner, nor shall any Partner be required to have any obligation to restore a deficit balance in its Capital Account on winding up, liquidation and termination of the Partnership except to the extent required by the Act.

         8.7. Termination of Partnership. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in Article 8, and the Certificate of Limited Partnership of the Partnership shall be canceled in the manner required by the Act.

                                    ARTICLE 9

                        ADMISSION OF ADDITIONAL PARTNERS

         9.1. Admission Procedures. With the approval of the Partnership Committee, the Partnership may admit additional Persons as both a General

Partner or a Limited Partner subject to the condition that the proposed Additional Partner shall execute and deliver to the Partnership an agreement by which it (i) shall become a party to this Agreement and (ii) shall make representations and warranties to the Partnership with respect to itself substantially similar to those set forth in the Organization Agreement and relating to such additional matters as the Partnership Committee may request.

                                   ARTICLE 10

                       TRANSFER OR ENCUMBRANCE OF INTEREST

         10.1. Restriction on Transfer or Encumbrance. No Partner may assign, sell, transfer or otherwise dispose of (any such transaction being referred to in this Article 10 as a "transfer"), pledge, hypothecate, grant a security interest in or otherwise encumber, its Partnership Interest, except (i) to the WMC in accordance with the provisions of the Organization Agreement, (ii) to ATI or any Affiliate thereof in connection with an investment by such Partner in ATI, (iii) to ATI in accordance with Section 10.8 of the WMC Partnership Agreement or (iv) otherwise in accordance with the terms of Section 10.2.

         10.2.  Transfer of Partnership Interest to a Wholly Owned Affiliate.

         (a) Any Partner may, without the consent of the other Partners, transfer ownership of all or any part of its Partnership Interest to a Wholly Owned Affiliate (any Affiliate to which a transfer is permitted under this Section 10.2 being referred to herein as an "Affiliate Transferee"). An Affiliate Transferee shall be admitted as both a Substitute General Partner and a Substitute Limited Partner at the time such Affiliate Transferee executes (i) this Agreement or a counterpart to this Agreement, which evidences such Affiliate Transferee's agreement to be bound to the terms and conditions of this Agreement, (ii) the Amended and Restated Investment Agreement, of even date herewith, by and between ATI and USW and (iii) the Amended and Restated Agreement of Exchange, of even date herewith, by and between ATI and USW.

         (b) A transfer of less than all of a Partner's Partnership Interest (a "Partial Interest") pursuant to this Section 10.2 shall be deemed to constitute a transfer of both the General Partner and Limited Partner Percentage Interests of such Partner pro rata in proportion to the portion of such Partner's entire Partnership Interest transferred.

         (c) If at any time, any Partner and any Affiliate Transferees thereof cease to own in the aggregate at least 20% of the aggregate Percentage Interests (without giving effect to any dilution of ownership which results from the admission of Additional Partners), (i) the interests of such Partner and any Affiliate Transferees thereof as a General Partner shall automatically be deemed to become interests as a Limited Partner and (ii) such Partner and any Affiliate Transferees thereof shall have no right to participate in the management of the Partnership Business and affairs of the Partnership, including no right to designate Members of the Partnership Committee.

         10.3. Partnership's Redemption Option. If, at any time, the aggregate Percentage Interests of any Partner and its Affiliate Transferees are less than 5%, the Partnership shall have the option to redeem such Partner's and its Affiliate Transferees' Partnership Interests at a purchase price equal to the Fair Market Value of such Partnership Interests as determined pursuant to
Section 4.9.

         10.4. Spin-off Not Deemed to be a Transfer. A tax-free spin-off qualifying under section 355 of the Code, by a Partner to the shareholders of its publicly held Parent Entity, of an entity the assets of which include all, but not less than all, of such Partner's Wireless Assets will not be deemed to be a transfer or Change in Ownership (as hereinafter defined) if effected in accordance with Section 10.5 of the WMC Partnership Agreement.

         10.5. Invalid Transfers Void. Any purported transfer of any Partnership Interest or any part thereof not in compliance with this Article 10 shall be void and of no force or effect and the transferring Partner shall be liable to the other Partners and the Partnership for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys' fees and court costs) arising as a result of such noncomplying transfer.

         10.6. Change in Ownership.

         (a) For purposes of this Agreement, a "Change in Ownership" of a Partner shall be deemed to have occurred when (i) any Person, other than a publicly held Parent Entity of such Partner or a Wholly Owned Affiliate of such Parent Entity (an "Unaffiliated Entity"), shall acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or series of related transactions), or otherwise beneficially own or control 50% or more of the outstanding Voting Stock of any Partner or any entity (other than a publicly held Parent Entity) which, directly or indirectly, through ownership of one or more majority-owned successive subsidiary entities, owns more than 50% of the outstanding Voting Stock in or controls such Partner (a "Control Entity"), (ii) an Unaffiliated Entity, or group of persons acting in concert therewith, shall acquire the power to direct or cause the direction of the management and policies of such Partner or a Control Entity thereof, or
(iii) the publicly held Parent Entity of such Partner shall otherwise cease to beneficially own or control a majority of the outstanding Voting Stock of any Partner or a Control Entity thereof.

         (b) Any Change in Ownership of Partner shall be deemed for all purposes hereof to be a proposed transfer of the Partnership Interest of such Partner.

         10.7. Proportional Transfers of WMC Interest. No Partner may effect a transfer of its interest in the Partnership without transferring a partnership interest in the WMC representing the same proportion of its Percentage Interest in the WMC as the proportion of the Percentage Interest in the Partnership being transferred, and any such attempted transfer shall be null and void and of no effect.

                                   ARTICLE 11

                               REGULATORY MATTERS

         11.1. MFJ Compliance.

         (a) USWPH agrees that USW will pursue, in conjunction with the Regional Bell Operating Companies ("BOCs") within the meaning of the MFJ, the "Motion of the Bell Companies for a Modification of Section II of the Decree to Permit Them to Provide Cellular and Other Wireless Services Across LATA Boundaries," filed with the Decree Court on June 20, 1994. If the Decree Court were to deny the BOCs' motion or if the Decree Court or Department of Justice were to take the position that the relief requested in the motion does not apply to PCS Service, USW will request a waiver for the benefit of the Partnership that would enable the Partnership to provide PCS Service free of restrictions on BOCs in the MFJ. In addition, USW will request a waiver for the benefit of the Partnership, any PCS Owned System or USW, as appropriate, if the waiver is: (i) to permit the Partnership or, any PCS Owned System or USW, as appropriate, to offer the same services as those set forth in any waiver request which USW or an affiliate has pending or which USW, any of its affiliates, or any BOC has obtained for its cellular businesses, including businesses incidental thereto; (ii) based on relevant facts which are comparable to those set forth in any such waiver USW, an affiliate thereof or a BOC has pending or has obtained, as the case may be, and (iii) with respect to the Partnership or any PCS Owned System, within the scope of the Partnership Business. Except as described above, neither USW nor any affiliate thereof shall be obliged to request any waiver for the benefit of the Partnership.

         (b) Unless and until the Decree Court, the Department of Justice, or USW's CECO Decree Committee or the MFJ Compliance Committee shall issue a written opinion that the MFJ does not apply to the Partnership, the Partnership will conform to the requirements and prohibitions of the MFJ. As long as USW or any Affiliate holds any ownership interest in the Partnership, the Partnership will not engage in any MFJ Restricted Activities. ATI or any Affiliate thereof will have the option to engage in MFJ Restricted Activities, specifically including the provision of interexchange (interLATA) telecommunications services (it being understood that such services may be provided by the WMC if it is thereafter permitted to do so, as provided in Section 7.4(d)(ix) of the WMC Partnership Agreement) and engage in any business practice and enter into any transaction in which the Partnership does not engage by reason of the MFJ. Except as provided in the preceding sentence, the provisions of this Section
11.1 shall take precedence, in the event of any conflict, over any other provision of this Agreement.

         (c) Unless and until the Decree Court, the Department of Justice, or USW's CECO Decree Committee shall issue a written opinion that the CECO does not apply to the Partnership, the Partnership will conform to the requirements and prohibitions of the CECO. Unless and until the Decree Court, the Department of Justice, or USW's MFJ Compliance Committee shall issue a written opinion that the EO does not apply to the Partnership, the Partnership will conform to the requirements and prohibitions of the EO. In conforming to the requirements and prohibitions of the CECO and EO, the Partnership will utilize the procedures established by USW for compliance with them. At the request of the Partnership, USW will provide training, instruction and assistance to the Partnership in matters associated with CECO and EO compliance.

         (d) If, as a result of this Agreement, any MFJ Concerns (as defined in Article 12 of the WMC Partnership Agreement) are raised concerning the Partners or activities of this Partnership or the Partners in WMC and/or ATI or USW, the parties will adopt for purposes of this Agreement, the restructuring provisions of Sections 12.1(b)-(d) of the WMC Partnership Agreement, as if fully set forth herein.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1. Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party (i) when delivered personally (by courier service or otherwise), (ii) when delivered by telecopy and confirmed by return telecopy, (iii) on the business day after the date sent by a nationally recognized overnight courier service, or (iv) seven days after being mailed by first-class, registered or certified mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

         If to USWPH:

         U S West, Inc.
         7800 East Orchard Road
         Englewood, CO 80111
         Attn:  President
         Telecopy:  (303) 793-6294

         With copies to:

         U S West, Inc.
         7800 East Orchard Road
         Englewood, CO 80111
         Attn:  General Counsel
         Telecopy:  (303) 793-6294

         If to ATPH:

         AirTouch Communications, Inc.
         2999 Oak Road
         Walnut Creek, CA 94596
         Attn:  C. Lee Cox, President and
                     Chief Operating Officer
         Telecopy:  (510) 210-3599

         With copies to:

         AirTouch Communications, Inc.
         One California Street
         San Francisco, CA 94111
         Attn:  Senior Vice President-Legal and
                   External Affairs
         Telecopy:  (415) 658-2298

         and

         Pillsbury Madison & Sutro
         235 Montgomery Street
         San Francisco, CA  94104
         Attn:  Nathaniel M. Cartmell III, Esq.
         Telecopy:  (415) 477-4816

or to such other address or telecopy number as any party may have furnished to the other parties in writing in accordance with this Section 12.1.

         12.2.  Governing Law, etc.

         (a) This Agreement has been executed and delivered in the State of Delaware and shall, in all respects be governed by, interpreted, and construed in accordance with the laws of the State of Delaware, all rights and remedies of the Partners in respect thereof being governed by such laws.

         (b) Each Partner hereby irrevocably appoints The Corporation Trust Company, at its office in Wilmington, Delaware, United States of America, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if such party were a resident of the State of Delaware and had been lawfully served with such process in such jurisdiction, and waives all claim of error by reason of such service; provided that in the case of any service upon such agent and attorney, the party effecting such service shall also deliver a copy thereof to the other party at the address and in the manner specified in Section 12.1. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, such party will appoint a successor agent and attorney in

Wilmington, Delaware, reasonably satisfactory to the other party, with like powers.

         (c) The choice of law provisions of this Article 12 have been negotiated in good faith and agreed upon by the parties hereto and are reasonable especially considering that this Agreement is subject to and conforms with the Act. All Partners, by their execution of this Agreement, expressly agree, to the fullest extent permitted by law, not to challenge the choice of law provisions contained in this Article 12.

         12.3. Amendments. This Agreement may be modified or amended only by an instrument in writing signed by each Partner, and, as so modified and amended, shall inure to the benefit of all of the Partners.

         12.4. Entire Agreement. Except to the extent other agreements are specifically referred to herein, this Agreement and the other agreements of the Partners or their Affiliates entered into on the Effective Date or the date hereof constitute the entire agreement between the Partners with respect to the matters covered hereby and thereby and supersede all other agreements, understandings, offers and negotiations, oral or written that are prior to the date hereof.

         12.5. Waiver of Partition. Each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership's property.

         12.6. Consents. All consents, agreements and approvals required or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.

         12.7. Successors. Subject to Section 10.1, all rights and duties of the Partners hereunder shall inure to the benefit of and be binding upon their respective successors and assigns.

         12.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         12.9. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

         12.10. Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Partnership until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified or reimbursed, as the case may be.

         12.11. Arbitration. Each partner hereby acknowledges that this Agreement is subject to the Arbitration Agreement of the partners which is being entered into of even date herewith, and the Arbitration Agreement will govern the resolution of disputes relating to this Agreement in accordance with its terms. Each Additional Partner or Substitute Partner shall execute the Arbitration Agreement or a counterpart to the Arbitration Agreement on or prior to its admission to the Partnership.

         12.12. No Third Party Beneficiaries. Nothing contained in this Agreement is intended to, or shall, confer upon any Person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, the Partners have executed this Partnership Agreement as of the date first hereinabove written.

                                       U S WEST PCS HOLDINGS, INC.

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                       AIRTOUCH PCS HOLDING, INC.

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                   SCHEDULE 1

                                                             Percentage Interests
                                                             --------------------
Partner                       General Partner     Limited Partner           Total
-------                       ---------------     ---------------           -----
AirTouch PCS Holding, Inc.         10.1%               39.9%                 50.0%
US West PCS Holdings, Inc.         10.1%               39.9%                 50.0%



                                      -41-